Exhibit 10.1
PURCHASE AND SALE AGREEMENT
FAIRFIELD INN & SUITES EL PASO AIRPORT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") dated July 17, 2017 (the "Effective Date"), is made and entered into between MB HOSPITALITY (EP), LP, a Texas limited partnership ("Seller") and CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership ("Purchaser").
WHEREAS, Seller is the owner of all of the Real Property (as hereinafter defined), upon which the Fairfield Inn & Suites El Paso Airport, located at 6611 Edgemere Blvd, El Paso, Texas 79925 (the "Hotel") is operated; and
WHEREAS, Purchaser is desirous of purchasing the Property (as hereinafter defined) from Seller, and Seller is desirous of selling the Property to Purchaser, for the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth.
NOW THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:
1. Purchase and Sale.  Seller will sell, convey and transfer to Purchaser, and Purchaser will purchase from Seller, on the terms, covenants and conditions hereinafter set forth, the property and assets set forth in this Section 1, but expressly excluding the Excluded Property (all of such property and assets as hereinafter described are collectively referred to as the "Property"):
1.1 Real Property. Those certain tracts or parcels of land more particularly described on Exhibit "A" attached hereto, together with all easements, strips and gores, rights-of-way, licenses, privileges, hereditaments and appurtenances, if any, benefiting such land, including without limitation all right, title and interest of Seller, if any, in and to: (i) the land lying in the bed of any street or highway in front of or adjoining the land to the center line thereof; (ii) air, riparian and mineral rights, entitlements and development rights; and (iii) all covenants, restrictions and agreements benefiting the land (collectively, the "Real Property").
1.2 Improvements.  All improvements located on the Real Property, including, without limitation, all buildings and structures, paving, landscaping, lighting and signs located on the Real Property, and all mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all other fixtures and equipment servicing the Real Property and which constitute real property under applicable law (collectively, the "Improvements").
1.3 Personal Property.  All items of tangible personal property owned by Seller and used in connection with the operation or maintenance of the Property (the "Personal Property") including without limitation Seller's rights in or to:
(a) all furniture, furnishings, equipment (including, without limitation, equipment held by Seller as lessee under equipment leases to the extent the leases are assignable without cost to Seller);
(b) all stationery, administrative supplies, housekeeping supplies, dishes, linens, napkins, silverware, glasses and related supplies;
(c) all other tangible personal property owned by Seller and located within the Property or used in connection with its operation; and
(d) all merchandise located at the Hotel and held for sale to guests and customers, or ordered for future sale at the Hotel or stored offsite, as of the Closing, including, without limitation, the inventory held for sale in any gift shop operated by or on behalf of Seller at the Hotel.
1.4 Leases.  Seller's rights as lessor under the leases, if any, listed on Schedule 1 (the "Leases").
1.5 Intangibles.  Seller's interest in all intangible property used in connection with the ownership, operation and/or maintenance of the Property (the "Intangibles") including without limitation Seller's rights in or to:
(a) any trademarks, trade names, contract rights, leases, concessions, service marks, logos, names of Hotel restaurants and other food and beverage outlets, technology and technical information, copyrights, warranties, plans, drawings and other items of intangible personal property used in connection with the operation of the Property, to the extent the same are assignable and subject, where appropriate, to any franchisor's or licensor's approval;
(b) any and all telephone numbers associated with the operation of the Hotel, to the extent the same are assignable;
(c) all the licenses and permits issued in connection with the Property in Seller's name (the "Licenses and Permits"), to the extent that the same are assignable;
(d) all equipment warranties and warranties under construction contracts, if any, to the extent that the same are assignable;
(e) all service contracts pertaining to the operation and/or maintenance of the Property listed on Schedule 3 (which Schedule may be adjusted by mutual agreement of the parties during the Initial Due Diligence Period) (the "Service Contracts"), and all other service contracts entered into after the Effective Date in accordance with the terms of this Agreement, to the extent that the same are assignable, or the parties obtain any consent necessary for the assignment;
(f) all equipment and vehicle leases pertaining to the operation and/or maintenance of the Property listed on Schedule 4 (which Schedule may be adjusted by mutual agreement of the parties during the Initial Due Diligence Period) (the "Equipment Leases"), to the extent that the same are assignable, or the parties obtain any consent necessary for the assignment;
(g) all goodwill relating to the ownership or operation of the Hotel (the "Goodwill");
(h) all governmental approvals, development rights, and utility agreements relating to the operation or maintenance of the Property, to the extent the same are assignable, licenses, permits, consents, authorizations, registrations and certificates issued by any governmental authority which are held by or on behalf of Seller relating to the Property, or Hotel, including, without limitation, construction, use or occupancy of the Hotel, together with any deposits made by or on behalf of Seller, to the extent transferable, or the parties obtain any consent necessary to effectuate such a transfer, and Seller shall be credited and Purchaser shall be charged with the amounts of any such transferable deposits that are transferred to Purchaser at Closing;
(i) all access, ingress, egress and cross-access or parking agreements to which Seller is a party and which apply to the Property, to the extent that the same are assignable, or the parties obtain any consent necessary for the assignment; and
(j) all plans, mechanical plans and drawings, architectural drawings, maintenance records and warranties, to the extent that the same are assignable and in Seller's possession.
1.6 Consumables.  All food, beverage and liquor inventory that is actually and physically stored at the Property and which have been purchased for use in the direct and ordinary operation of the Hotel, provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of inventories but shall be subject to Section 5.12 of this Agreement ("Consumables").
1.7 Bookings.  All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the "Bookings") as of the Closing Date, together with all deposits held by Seller with respect thereto.
1.8 Warranties.  All warranties and guaranties and other similar rights against third parties held by Seller with respect to any Improvements or Personal Property, to the extent the same are transferable, or, if any consent is necessary to effectuate such a transfer, upon Purchaser's prior request, Seller shall reasonably cooperate at no liability to Seller in obtaining such consent at Purchaser's sole cost and expense.
1.9 Books and Records.  All books and records (the "Books and Records"), to the extent in the possession or control of Seller or any of its agents, located at the Property which relate to the Property, which shall include copies of all financial statements for the Hotel, and Hotel Guest Information, other than that which Seller is prohibited from transferring to Purchaser pursuant to Seller's existing franchise agreement (the "Existing Franchise Agreement") or other applicable law or data privacy policies.   For purposes hereof, "Hotel Guest Information" means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information from guests or customers of the Hotel in any database of Seller, Manager or their respective affiliates, or in any database of any franchisor to which Seller, Manager or their affiliates have access, whether obtained or derived by Seller, Manager or their affiliates.
1.10 Excluded Assets.  Notwithstanding anything to the contrary in this Section 1 or elsewhere in this Agreement, the property, assets, rights and interests set forth below are expressly excluded from the Property and will in no way be transferred to Purchaser (the "Excluded Property"):
(a) except for deposits and any cash on hand or in house banks for which Seller receives a credit pursuant to the terms of this Agreement, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Property, including, without limitation, any reserves maintained by Seller or by Seller's lender(s) or supplier(s) shall remain the sole and exclusive property of Seller;
(b) any fixtures, Personal Property, equipment or other property which is owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any Service Contracts, (C) the tenant under any Lease, (D) any employees, (E) the Manager (as hereinafter defined), or (F) any guests or customers of the Property;
(c) except as set forth in Section 3.6, all rents, accounts receivables and other sums due with respect to the Property earned or attributable to the period prior to the Closing Date;
(d) the hotel management business owned and operated by the Manager;
(e)  other assets listed on Schedule 5 of this Agreement; and
(f) any other property, asset, rights and interests expressly excluded from the Property elsewhere in this Agreement.
2. Purchase Price.
2.1 Amount.  Purchaser will pay Seller for the purchase of the Property the sum of Sixteen Million One Hundred Thousand and No/100 Dollars ($16,100,000.00) subject to adjustments and pro-rations as set forth in this Agreement (the "Purchase Price").  The Purchase Price shall be paid as provided in this Section 2.
2.2 Deposit.  Purchaser and Seller agree that within one (1) business day after the Effective Date, Purchaser will as evidence of its good faith and intentions, deposit in cash or wire transfer the sum of One Hundred Thirty-Nine Thousand Seven Hundred Fifty and No/100 Dollars ($139,750.00) (together with any interest earned thereon, the "Initial Deposit") with HBI Title Services, Inc., 7575 Huntington Park Drive, Columbus, OH 43235 ("Escrow Agent").  The Initial Deposit will be dealt with in accordance with the express terms of this Agreement.  Escrow Agent shall serve as the title company (the "Title Company") in connection with this Agreement. In the event Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period (hereinafter defined), Purchaser shall be required to remit an additional deposit, in cash or wire transfer, to Escrow Agent for deposit into the escrow account in the amount of One Hundred Thirty-Nine Thousand Seven Hundred Fifty and No/100 Dollars ($139,750.00) (together with any interest earned thereon, the "Additional Deposit") on or before the expiration of the Due Diligence Period. The term "Deposit" means the Initial Deposit until the Additional Deposit is made, and after the Additional Deposit is made, it means the Initial Deposit and Additional Deposit.  The Deposit shall be dealt with in accordance with the express terms of this Agreement.  The Deposit shall, at Closing, be paid to Seller and applied in reduction of the Purchase Price.
(a) Escrow Agent shall place the Deposit in an interest bearing trust account controlled by Escrow Agent with a major independent financial institution drawing interest at a commercially available rate for immediately withdrawable funds.  All such accrued interest shall be paid to Seller and applied in reduction of the Purchase Price at Closing; however, in the event any party is entitled to the Deposit pursuant to the terms and conditions of this Agreement, the Deposit shall include any and all accrued interest.
(b) Notwithstanding anything to the contrary contained herein, if the Deposit is returned to Purchaser for any reason, the sum of One Hundred Dollars ($100.00) shall be retained by Seller as independent consideration (the "Independent Consideration") for Seller's agreement to sell the Property to Purchaser in accordance with the terms and conditions provided herein.
(c) In the case of a termination of this Agreement by Purchaser pursuant to Section 4.2 or 5.3, the Escrow Agent shall return the Deposit to Purchaser in accordance with the instructions contained in the applicable Section without the necessity of any other instructions from the parties and notwithstanding any contrary demand of Seller or any other person.  If in any other case, either Seller or Purchaser claims to be entitled to the Deposit, it shall deliver a demand for payment to the Escrow Agent, and the Escrow Agent shall immediately deliver a copy of the demand to the other party.  Within five (5) business days after the delivery to it by the Escrow Agent of the demand, the nondemanding party shall deliver either (a) a letter of instruction to the Escrow Agent directing the delivery of the Deposit to the demanding party, in which case the Escrow Agent is instructed to deliver the Deposit to the demanding party by wire transfer of immediately available funds within two (2) business days after receipt of the letter of instruction, or (b) a notice objecting to the demanding party's right to receive the Deposit.  If the nondemanding party does not deliver a letter or instruction or notice of objection within the five (5) business day period, it shall be deemed to have approved the payment of the Deposit to the demanding party, and the Escrow Agent is instructed to release the Deposit to the demanding party by wire transfer of immediately available funds within two (2) business days.
2.3 Existing Monetary Obligations.  As a condition of Closing, Seller shall fully satisfy, at its sole cost and expense, any existing mortgage, security interests, or financing obligations created or expressly assumed by Seller and currently encumbering the Property (collectively, the "Mortgage Loans").  All escrow reserves on deposit with Seller's lender(s) or with Seller's supplier(s) as of the Closing and related to the Mortgage Loans or Seller's supply contracts are Excluded Property and shall be released to Seller as of the Closing.
2.4 Balance of Purchase Price.  Subject to credits, adjustments and prorations due Purchaser under Section 3.6 and other relevant Sections of this Agreement, up to $63,804.50 of the Purchase Price may be paid by delivery to Seller of Units of Purchaser ("Units") as described on attached Exhibit "B". The amount to be paid by delivery of Units is referred to as the "Unit Consideration."  The number of Units delivered to Seller on the Closing Date shall be equal to (i) the Unit Consideration, divided by the volume weighted average of the closing prices of the common shares of Condor Hospitality Trust, Inc. as reported by NASDAQ, or the stock exchange on which common shares are then listed, for the trailing three (3) trading days immediately preceding the announcement date of this Agreement multiplied by (ii) fifty-two (52).
2.5 Assumption of Liabilities.  Except as specifically set forth herein, Purchaser will assume no obligations or liabilities which may have accrued relating to the ownership or operation of the Property on or prior to the Closing Date.  Purchaser will only assume such lease and contract obligations relating to the Property which are specifically identified in Section 11 (or otherwise entered into in accordance with the terms of this Agreement) and assigned pursuant to this Agreement, provided however, that, notwithstanding any provision of this Agreement to the contrary, Purchaser shall not be obligated to assume any employment, retention, management, license or consultative agreements of Seller, its agents, its managers or the employees of same which currently serves Seller or the Property or is responsible for the operations of same in any manner, either direct or indirect.  Seller will not be responsible for any obligations or liabilities which may accrue relating to the ownership or operation of the Property after the Closing Date.  Purchaser, at its sole cost and expense (other than Seller's expenses of cooperation), shall use commercially reasonable good faith and diligent efforts to obtain, on or before Closing, any consents needed to assign the Service Contracts and Equipment Leases to Purchaser.
2.6 Allocation of Purchase Price.  The Purchase Price will be allocated among the items comprising the Property in proportion to their fair market value and in accordance with Paragraph 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and in connection with their filing of Federal income tax returns, the parties will file Treasury Forms 8594 consistent with this allocation.  Seller and Purchaser will seek to reasonably agree upon such allocations prior to the expiration of the Initial Due Diligence Period and, if agreed upon, such allocations shall be binding on the parties hereto.  Notwithstanding the foregoing, if, after negotiating in good faith, the parties hereto are unable to agree on a mutually satisfactory allocation, each of Purchaser and Seller shall use its own allocation for purposes of this Section 2.6, it being agreed that the allocation of the Purchase Price used by Purchaser and Seller pursuant to this sentence may not necessarily be consistent.  The provisions of this Section 2.6 shall survive the Closing.
2.7 1031 Exchange.  Seller and Purchaser agree to cooperate with each other in a commercially reasonable manner necessary to enable either party to qualify for a tax deferred exchange under Section 1031 of the Internal Revenue Code so long as (i) there is no additional cost or liability to the party who has been asked to so cooperate, (ii) there is no delay or extension of the Closing Date and (iii) Seller will not be required to take title to any property.
3. Closing Matters, Costs and Prorations.
3.1 Closing; Scheduled Closing Date.  The transactions contemplated by this Agreement shall occur at the offices of the Title Company (as hereinafter defined) or such other location as may be agreed upon by the parties ("Closing").  Subject to extensions of the Scheduled Closing Date (as defined below) pursuant to this Section 3.1, Seller and Purchaser agree to close the purchase and sale of the Property no later than August 31, 2017, or at such time as mutually agreed to by Purchaser and Seller (as it may be extended, the "Scheduled Closing Date.")  In the event that Marriott International, Inc. ("Marriott") has approved the grant of a franchise to Purchaser having an initial expiration of not less than fifteen (15) years from the Closing and otherwise on terms and conditions approved by Purchaser in its sole and absolute discretion, but the New Franchise Agreement (defined below) has not yet been executed and delivered, then Purchaser shall have the right to extend the Scheduled Closing Date for up to ten (10) days so that Closing shall occur no later than September 11, 2017, unless the Scheduled Closing Date is otherwise extended.  The date upon which the Closing occurs is sometimes referred to as the "Closing Date." Notwithstanding any other provision herein to the contrary, there shall be no requirement that Seller or Purchaser physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to the Title Company unless the parties hereto mutually agree otherwise. Purchaser and Seller hereby authorize their respective attorneys to execute and deliver to the Title Company any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the Closing, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.
3.2 Seller's Closing Obligations.  At Closing, Seller shall deliver, or cause to be delivered, to the Title Company (or as otherwise noted below) for the benefit of Purchaser, the following documents, each fully executed and acknowledged by Seller or Manager, as required:
(a) Special Warranty Deed.  A Special Warranty Deed in substantially the form of Exhibit "D" attached hereto, conveying good and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions (as hereinafter defined) (the "Deed").
(b) Owner's Affidavit.  An Affidavit, in form customarily and reasonably acceptable to the Title Company and Seller.
(c) FIRPTA Affidavit.  A FIRPTA non-foreign transfer certificate in accordance with Section 1445 of the Internal Revenue Code and any similar certificate required by the laws of the state in which the Property is located.
(d) Closing Statement.  A closing statement setting forth the Purchase Price, Deposit and all credits, adjustments and prorations between Purchaser and Seller and the net cash due Seller (the "Closing Statement").
(e) Bill of Sale.  A bill of sale for all Personal Property and Consumables in substantially the form of Exhibit "E" attached hereto without any warranty, except as provided in this Agreement.
(f) Permits and Books and Records.  All the Books and Records located at the Property and, to the extent assignable, the Licenses and Permits issued for or with respect to the Real Property or any portion thereof by governmental and quasi governmental authorities having jurisdiction over the Real Property (all of which will be delivered and provided at the Property); provided, however, that Purchaser's obtaining any new Licenses and Permits or consent to the assignment of any of such will not be a condition to the Closing.
(g) Assignment of Intangibles.  Assignment and Assumption of Intangibles in substantially the form of Exhibit "F" (the "Assignment and Assumption of Intangibles").
(h) Reservations.  A list of all Hotel, restaurant, convention and meeting room sales contracts, reservations and deposits, the amount thereof, and dates reserved with respect to the rooms and facilities at the Hotel (all of which will be delivered and provided at the Property).
(i) Entity Documents.  To the extent reasonably required by the Title Company, copies of Seller's organizational documents, a current certificate of good standing from Seller's state of formation and any required resolutions with respect to Seller to approve the sale of the Property.
(j) Bring Down Certificate.  A certificate of Seller indicating that all its representations and warranties set forth in Section 6 of this Agreement are true and correct in all material respects as of the Closing Date, subject to changes disclosed in such certificate.
(k) Additional Documents.  Such additional documents as may be reasonably required by the Title Company to consummate the transactions contemplated under this Agreement.
(l) Unit Documents.  If Purchaser elects to pay part of the Purchase Price by transfer of Units:
(i) The Limited Partner Admission Agreement in the form of Exhibit "G" ("Limited Partner Admission Agreement"), admitting Seller as a limited partner of Purchaser; and
(ii) The Redemption Rights Agreement in the form of Exhibit "H" (the "Redemption Rights Agreement"), granting the right to Seller to have Purchaser redeem its Units exercisable one (1) year after the Closing.
(m) Notices to Service Providers.  Notices to lessors under assigned Equipment Leases, and service providers under assigned Service Contracts regarding the assignment, in form reasonably acceptable to Seller and Purchaser.
3.3 Pre-Closing Delivery.  Seller's and Purchaser's attorneys shall deliver copies of all closing documents to each other's attorney for review not less than five (5) days prior to the Scheduled Closing Date.
3.4 Purchaser's Closing Obligations.  At Closing, Purchaser shall deliver to the Title Company for the benefit of Seller the following, each fully executed and acknowledged by Purchaser or its affiliate as required:
(a) Balance of Purchase Price.  The required payment (and, if applicable' delivery of the Units of Condor Hospitality Limited Partnership) due at Closing as provided elsewhere herein, including the Purchase Price and other moneys due from Purchaser pursuant to the Closing Statement, less any credits due Purchaser pursuant to the Closing Statement.
(b) Closing Statement.  The Closing Statement duly executed by Purchaser.
(c) Assignment and Assumption of Intangibles.  The Assignment and Assumption of Intangibles duly executed by Purchaser.
(d) Entity Documents.  To the extent reasonably required by the Title Company, certified copy of Purchaser's organizational documents, a current certificate of good standing from Purchaser's state of formation and any required resolutions with respect to Purchaser to approve the purchase of the Property.
(e) Bring Down Certificate.  A certificate of Purchaser indicating that all its representations and warranties set forth in Section 11 of this Agreement are true and correct in all material respects as of the Closing Date.
(f) Additional Documents.  Such additional documents as may be reasonably required by the Title Company to consummate the transactions contemplated under this Agreement.
(g) Unit Documents.  If Purchaser elects to pay part of the Purchase Price by transfer of Units, the Limited Partner Admission Agreement and the Redemption Rights Agreement.
3.5 Fees and Costs.  Purchaser will be responsible and pay for all costs, fees and expenses associated with any due diligence conducted by Purchaser, the application for and/or transfer of any franchise license, all costs and expenses related to any loan obtained by Purchaser, one-half (1/2) of Escrow Holder's fees and charges, all endorsements to the title insurance policy requested by Purchaser and the "survey deletion" if requested by Purchaser, and other expenses customarily paid by the Purchaser in the state in which the Property is located.  Seller will be responsible for and pay all real estate transfer and sales taxes, documents stamps or recording tax on the recording of the deed, if any, one-half (1/2) of Escrow Holder's fees and charges, the premium for the basic owner's title insurance policy, and other expenses customarily paid by the Seller in the state in which the Property is located.  Notwithstanding the foregoing, except as provided in Section 23, each of the parties shall be respectively responsible for the payment of its own legal fees, costs and expenses which it may incur as part of its compliance and performance of the duties and obligations contained herein and the conveyancing of title to the Property.
3.6 Adjustments And Prorations.  All revenue for the Hotel attributable to the day of Closing, including guest room revenues attributable to the night preceding the Closing Date, shall be allocated to Seller, and Seller shall pay all labor costs for cleaning the guest rooms on the day of Closing.  Subject to the foregoing sentence and unless otherwise expressly provided for in this Agreement, Seller shall be entitled to all revenue attributable to the Hotel on and prior to the Cut-Off Time (as defined below) and Seller shall be responsible for and shall pay promptly (or reduce the Purchase Price or credit Purchaser) for all operating expenses or liabilities with respect to the Property, including, without limitation, all real property, personal property, occupancy and sales and use taxes, which accrue with respect to the Property with respect to all periods on and prior to the Cut-Off Time and Purchaser shall be entitled to all revenue for the Hotel attributable to the period after the Cut-Off Time and Purchaser shall be responsible for and shall pay promptly all operating expenses and liabilities with respect to the Property, including without limitation all real property, personal property and sales and use taxes, which accrue with respect to the Property with respect to all periods after the Cut-Off Time. Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. (local time at the location of the Property) on the day of Closing (the "Cut-Off Time"), based upon a 365 day year, and the net amount thereof under this Section shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Purchaser's favor) the Purchase Price payable at Closing:
(a) Taxes.  Real property taxes and personal property taxes, if any, shall be prorated based upon the current year's (i.e., year of closing) tax, if known.  If the Closing Date occurs on a date when the current year's taxes are not fixed and the current year's assessment is available, taxes will be prorated based upon such assessment and prior year's millage.  If the current year's assessment is not available, then taxes will be prorated on the prior year's tax.  However, if any tax pro-ration is based upon other than the current year's tax, then at the request of either Purchaser or Seller, the taxes shall be subsequently readjusted upon the receipt of the tax bill for the current year.  All such tax pro-rations, whether based upon the current year's tax, or prior year's tax, will be made with an appropriate allowance for the maximum allowable discount.
(b) Special Assessment Liens.  Certified, confirmed and ratified special assessment liens for public and municipal improvements payable for periods of ownership and operation of the Real Property prior to the Closing Date are to be paid by Seller, with any such accruing on or after the Closing Date to be paid by Purchaser.  Pending liens for special assessments for public and municipal improvements as of the Closing Date shall be assumed by Purchaser.
(c) Utilities.  Seller and Purchaser will cooperate, at no cost to Seller, to transfer accounts and utility deposits, to the extent transferable, with the various utility services serving the Real Property in such a way as to avoid any interruption in service and to obtain accurate figures with respect to prorating the cost of same as of the Closing Date.  Seller shall be credited and Purchaser shall be charged with the amount of such transferable utility deposits that are transferred to Purchaser at Closing.
(d) Accounts Receivable.  Seller shall receive a credit at Closing for the amount of all accounts receivable which are not older than thirty (30) days, at 100% of face value.  Except as set forth in the prior sentence, all rents and other sums due with respect to the Property earned and attributable to the period on or prior to the Closing Date will be paid to (with all such accounts receivable to be excluded from the Property transferred to Purchaser and to be retained by Seller) or retained by Seller; rents and other sums earned and attributable to the period after the Closing Date will be paid to Purchaser.  All guest room revenues for the night immediately prior to the Cut-Off Time which are attributable to Property guests who checked in no later than 12:01 a.m. of the Closing Date (i.e. for the night overlapping the day immediately prior to the Closing Date and the Closing Date) shall be allocated to Seller, and Seller shall pay all labor costs for cleaning of guest rooms on the day of Closing. Subject to the first sentence of this Section 3.6(d), on receipt after the Closing Date by Purchaser of accounts receivable, rents and other payments attributable to any period prior to the Closing Date, such sums will be paid by Purchaser to Seller within five (5) business days after receipt; provided, that Purchaser will have no obligation to incur out of pocket expenses to enforce the collection of such rents or other sums.
(e) Security and Reservation Deposits.  At Closing, Seller will deliver to Purchaser an amount equal to all reservation deposits theretofore paid to and then held by Seller with respect to guest rooms and/or other facilities at the Property for periods after Closing, and all credit balances with respect to guests at the Property.
(f) Accounts Payable.  All sums due for accounts payable which were owing or incurred by the Property or with respect thereto on or prior to the Closing Date will be paid by Seller.  Purchaser shall furnish to Seller any bills for such a period received after the Closing Date.  All accounts payable incurred after the Closing Date with respect to the Property will be paid by Purchaser.
(g) Property Employees.  Seller shall not retain any Hotel employee.  With respect to all Continuing Employees (as defined in Section 7.5 of this Agreement), Seller or Manager shall pay or cause to be paid on or before the Closing Date, all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, health and welfare benefits, worker's compensation, employee withholding, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits, including earned vacation pay, and, to the extent employees are entitled to a cash payment for accrued sick leave, the amount of such cash payments.  All compensation payable to Continuing Employees (including the costs of fringe benefits and earned vacation, sick, and all other benefit pay) which accrues after the Closing Date will be paid by Purchaser.  Purchaser will be responsible for compliance with the Worker Adjustment and Retraining Notification Act (the "WARN Act") or other similar state or federal laws as a result of the transactions contemplated by this Agreement.  Purchaser acknowledges that Seller does not have any employees at the Hotel, all Hotel personnel being employees of the Manager.
(h) Permits and Licenses.  Transferable annual permits, licenses, and/or inspection fees, if any, shall be prorated on the basis of the duration of same.
(i) Service Contracts and Equipment Leases.  Amounts paid under any assumed Service Contracts and Equipment Leases shall be prorated on the basis of the charge or premium for the period involved.
(j) Prepaid Amounts.  Any other prepaid amounts shall be pro-rated as of the Cut-Off Time.
(k) Franchise Agreement.  Any fees payable in connection with the Existing Franchise Agreement for periods of operation prior to the Closing (other than transfer, termination or assignment fees which shall be paid by Purchaser) shall be the sole obligation of Seller and will not be subject to pro-rations as of the Closing Date.
(l) Voucher and Gift Certificates.  Other than with respect to benefits provided by Licensor, Purchaser shall receive a credit in the amount of any unredeemed gift certificates, vouchers, and coupons, trade credits, tradeouts, barter arrangement, and any discounted or free services or accommodations that are scheduled or otherwise available to be made or used on or after the Closing Date.
If any items to be adjusted pursuant to this Section 3.6 are not determinable at the Closing, or if any such adjustments made at the Closing prove to be incorrect, the adjustment shall be made subsequent to the Closing or corrected when the charge is finally determined, subject to the next sentence.  The parties will work together to prepare and deliver to each other no later than ninety (90) days following the Closing Date (except with respect to any item which is not reasonably determinable within such time frame, as to which the time frame shall be extended until the earlier of (i) such date such item is reasonably determinable or (ii) two hundred seventy (270) days after the Closing Date, a schedule of prorations setting forth such party's determination of prorations not determined at the Closing and any adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Section 3.6; provided, however, that the timing for any adjustments relating to taxes shall be as set forth in Section 3.6(a).  Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is thirty (30) days following the receipt from the other party of such other party's proposed adjustment or readjustment.  The party owing the other party any sum pursuant to any adjustment, or readjustment or correction under this Section 3.6 shall pay such sum to the other party within fifteen (15) days after the same has been determined as set forth above.
3.7 Management Agreements.  It is the understanding of Purchaser that Aimbridge Hospitality is the manager of the Property ("Manager").  Seller will cause Manager to reasonably cooperate prior to the Closing in effecting an orderly transition of management of the Property, and Seller will terminate its existing management agreement (the "Management Agreement") with Manager for the Property as of the Closing.
3.8 Hotel Safe.  On the Closing Date, Seller shall cause the delivery to Purchaser of all of the keys to the safes in the Hotel.  On the Closing Date, Seller shall give written notices or cause Manager to provide such notice to those persons who have deposited items in the safes, advising them of the sale of the Property to Purchaser and requesting the removal or verification of their contents in the safes.  All such removals or verifications on the Closing Date shall be under the supervision of Seller's and Purchaser's respective representatives.  All contents that are to remain in the safe shall be recorded.  Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the Closing Date shall be recorded in the presence of the respective representatives.  Any such contents so verified and recorded and thereafter remaining in the safes in the Hotel shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor.  Seller hereby agrees to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safe that existed prior to Closing but which were not recorded on the Closing Date.  The provisions of this Section 3.8 shall survive Closing.
3.9 Guests' Property.  All baggage or other property of patrons of the Hotels checked or left in care of the Hotel shall be listed in an inventory to be prepared in duplicate and signed by Seller's and Purchaser's representatives on the Closing Date.  Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory.  The provisions of this Section 3.9 shall survive Closing.
3.10 Holdback Amount.  Escrow Agent shall hold back in escrow from Seller's net proceeds at Closing an amount equal to Seventy-Five Thousand Dollars ($75,000.00) (the "Holdback Amount").  The sole purpose for which the Holdback Amount may be applied is as to any amounts which Seller owes to Purchaser for post-Closing claims to the extent allowed and subject to any limitations set forth in this Agreement.  For clarity, the Holdback Amount is intended as a source of payment, but not as a limitation of damages that may be claimed by Purchaser.  Except as to any amounts claimed to be owed by Seller to Purchaser which amounts are specifically reflected in a lawsuit commenced against Seller as provided in this Agreement based upon the post-Closing claim, Escrow Agent shall disburse the balance of the Holdback Amount to Seller immediately following nine (9) months after the Closing Date.  Prior to institution of any such lawsuit, Purchaser shall provide at least ten (10) days prior written notice to Seller, specifying the exact amount and nature of any such claim asserted by Purchaser against the Holdback Amount.  Any lawsuit commenced against Seller must specifically set forth the exact amount which is claimed to be owed by Seller to Purchaser, and absent such specific amount being identified, Escrow Agent is authorized to release the entire Holdback Amount to Seller nine (9) months after the Closing Date.  Any portion of the Holdback Amount which Escrow Agent is entitled to retain pursuant to this Section 3.10 after nine (9) months after the Closing Date, shall continue to be held in escrow pending final and unappealable dismissal or judgment in the action or actions timely commenced by Purchaser or settled pursuant to a written agreement between Seller and Purchaser. If Purchaser obtains a final and unappealable judgment in any such action, Escrow Agent is directed to make a disbursement to Purchaser from the Holdback Amount retained in escrow in the amount of the judgment plus any interest, attorney's fees, and costs to which it is entitled thereon upon presentation to Escrow Agent and Seller of the court order or other evidence of such final and unappealable judgment. Once all such actions are either finally or unappealably dismissed or a final and unappealable judgment is entered therein or settled pursuant to a written agreement between Seller and Purchaser, and any amount of damages due to Purchaser is paid, whether from the Holdback Amount or otherwise, Escrow Agent is directed to disburse to Seller any remaining balance of the Holdback Amount. The parties shall execute any additional escrow instructions not inconsistent with the foregoing reasonably required by Escrow Agent or either party relating to the Holdback Amount.  Escrow Agent's fees and costs for holding and disbursing the Holdback Amount shall be shared equally by Seller and Purchaser.
3.11 Tax And Withholding Payments and Filing of Tax Returns.  Following the Closing and on or before the due date thereof, Seller will file or cause its Manager to file any tax returns and pay any taxes, employee withholding, worker's compensation premiums, and any other amounts due to any governmental authority arising out of the operation of the Property due for the final period of Seller's ownership that are necessary for Purchaser to obtain a clearance certificate from the State in which the Real Property is located.  Seller shall take and cause Manager to any other steps that may be necessary on their part for Purchaser to obtain the clearance certificates and shall generally cooperate with Purchaser in its effort to obtain the clearance certificates.  Seller's obligations under this Section 3.11 shall survive the Closing.
4. Title.
4.1 Purchaser's Title Insurance Commitment.  Purchaser shall, within three (3) business days after the Effective Date, submit an order for a title insurance commitment from the Title Company, agreeing to issue to Purchaser, upon the recording of the Deed, an owner's TLTA title insurance policy in the amount of the Purchase Price insuring the indefeasible title of Purchaser to the Real Property, subject only to the exceptions approved by Purchaser, as hereinafter provided in this Section 4, or created by Purchaser (the "Title Insurance Policy").  Purchaser shall deliver a copy of the title insurance commitment to Seller promptly upon receipt of same from the Title Company.
4.2 Purchaser's Review of Title Insurance Commitment.  If Purchaser finds objectionable any exception to title shown in the title insurance commitment, Purchaser shall notify Seller of Purchaser's objection thereto no later than ten (10) days prior to the expiration date of the Initial Due Diligence Period (as hereinafter defined).  Seller shall be entitled, in its sole discretion, to elect to cure any such defects, by written notice of such election to be delivered to Purchaser within five (5) days from the date of notification by Purchaser.  In the event Seller fails to make such election to cure in such time period, then Seller shall be deemed to have elected not to cure any such defects. If Seller elects (or is deemed to have elected) not to cure any such defects or if such defect(s) shall not have been removed from the commitment by endorsement thereto at the expiration of the Initial Due Diligence Period, Purchaser shall have the option, to be exercised on or prior to the expiration of the Initial Due Diligence Period, of either : (a) accepting title to the Real Property as it then exists subject to all such defects, or (b) terminating this Agreement by giving written notice thereof to Seller, with a copy to Escrow Agent, in which event Escrow Agent shall immediately, without further authorization or direction, refund the Deposit to Purchaser by wire transfer of immediately available funds within two (2) business days, and upon the return of the Deposit, the parties shall be relieved of all further obligations hereunder (and this Agreement shall be rendered null, void and of no further effect), except with respect to those obligations which expressly survive any termination of this Agreement.  Those exceptions set forth on the title insurance commitment which are not objected to or are not otherwise cured pursuant to this Section 4.24.2 and real estate taxes for the year in which the Closing takes place shall be "Permitted Exceptions" for purposes of this Agreement.  Failure by Purchaser to terminate this Agreement on or before the expiration of the Initial Due Diligence Period shall constitute Purchaser's acceptance of title to the Real Property as it then exists.
4.3 Survey.  Purchaser may obtain at Purchaser's sole cost and expense from a surveyor licensed in the state in which the Real Property is located either an update of the existing survey of the Real Property required to be provided by Seller or a new survey.  The survey or updated survey will be certified to Purchaser, Seller, the Title Company, and Purchaser's lender, if any.  Purchaser shall deliver a copy of the survey to Seller promptly upon receipt of same from the surveyor. In the event that the survey shows any encroachments, gores, or any other defect(s), Purchaser shall give written notice of such defect(s) to Seller no later than ten (10) days before the expiration of the Initial Due Diligence Period, in which event said defect(s) shall be governed in the same manner and time as objections to the condition of title are dealt with in Section 4.2 of this Agreement and the parties shall have the same rights, privileges and obligations as if the defect(s) so specified were defect(s) in the condition of title.
4.4 Action Subsequent to Effective Date.  From and after the Effective Date, Seller shall not take any action which would adversely impair or otherwise adversely affect title to any portion of the Real Property, and shall not record or cause to be recorded, any documents in the public records which would adversely affect title to the Real Property, without the prior written consent of Purchaser, which may be withheld in Purchaser's sole and absolute discretion.
5. Due Diligence Period.
5.1 Due Diligence Period.  Purchaser and its agents, independent contractors, consultants, employees or any other representatives ("Purchaser's Representatives"), shall have the right until 5:00 p.m. in the city and state in which the Property is located on that day which is  thirty (30) days after the Effective Date ("Initial Due Diligence Period"), to enter upon the Property and the Real Property during normal business hours and with reasonable prior written notice to Seller, for testing, surveying, engineering and other reasonable inspection purposes.  Notwithstanding the foregoing, prior to the expiration of the Initial Due Diligence Period, Purchaser may, at its sole election, extend this period for an additional fifteen (15) days ("Extended Due Diligence Period") (the Extended Due Diligence Period, together with the Initial Due Diligence Period, collectively the "Due Diligence Period") by providing written notice to Seller for the sole purpose of either or both of the following: (a) accommodating the receipt of Franchise Approval (hereinafter defined) on terms and conditions acceptable to Purchaser in its sole and absolute discretion, including but not limited to a term of at least fifteen (15) years after Closing, and (b) the completion of the audits required by Purchaser as a public company.  During the Due Diligence Period, Seller shall cooperate with Purchaser and Purchaser's Representatives in furnishing documents and information reasonably necessary and required by Purchaser in its investigation.  All such activities shall be conducted in such a fashion so as not to (i) unreasonably and/or materially interfere with the rights or property of any tenants, guests, invitees, or others with any possessory interest in any part of any portion of the Property, (ii) cause any damage or make any physical changes to any of the Property or (iii) otherwise unreasonably and/or materially interfere with the operation of the Property.  No inspection shall be undertaken without at least twenty-four (24) hours prior written notice to Seller by contacting Jeffrey Blackman at jeff@bedfordlodging.com for such purpose, but Purchaser shall provide its best efforts to maximize the prior notice period to Seller in order to enable Seller to arrange adequate staffing prior to such inspection.  Seller shall have the right to have a representative of Seller present at any and all inspections and to receive a copy of any and all inspection reports.  Neither Purchaser nor Purchaser's Representatives shall contact or communicate with any contractors, vendors, licensees, tenants or guests or employees of Seller or Manager without the prior consent of Seller.  No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, such consent to be in Seller's sole discretion.  Purchaser, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by Purchaser or any of Purchaser's Representatives.  Purchaser shall on behalf of itself and Purchaser's Representatives, indemnify and hold Seller, and its employees, guests, contractors, tenants, Manager and their respective invitees, harmless of, from and against any and all liabilities, suits, claims, losses, damages, costs and expenses, including, without limitation, Attorneys Fees, sustained by or asserted against any of them or the Property, including, but not limited to, property damage, personal injury and any mechanics' and materialman's liens, caused by or arising out of or in connection with any testing, inspection or examinations of the Property conducted by Purchaser or Purchaser's Representatives, except to the extent arising due to the negligence or willful misconduct of Seller and its representatives or any pre-existing conditions discovered by Purchaser which have not been exacerbated by Purchaser. Purchaser and Purchaser's Representatives shall maintain at all times during their entry upon any of the Property for the purpose of conducting any due diligence activities (a) Workers Compensation Insurance in full compliance with applicable law, and (b) commercial general liability insurance with limits of not less than One Million Dollars combined single limit, bodily injury, death and property damage insurance per occurrence and Two Million Dollars in the aggregate.  Prior to any entry upon any Property, Purchaser (or Purchaser's Representative) will deliver a certificate issued by the insurance carrier of each such policy to Seller, such insurance to name Seller as an additional insured.  The provisions of this Section 5.15.1 will survive any termination of this Agreement or the Closing.
5.2 Due Diligence List.  Within seven (7) days after the Effective Date, Seller shall deliver to Purchaser, its agents or employees (or otherwise make available to Purchaser, its agents or employees at Seller's or Manager's offices or the Property or via a data site), the following (the "Submission Matters"): (a) full and complete copies of the information and documents listed on Exhibit "C" attached hereto, to the extent that such items are in Seller's or Manager's possession, are not by its nature "stale" or out of date (including any information that is greater than 3 years old), and readily available without any undue hardship to locate same by Seller or Manager, and (b) the latest survey in Seller's possession or control showing the Real Property and Improvements as built.  Subject to the provisions of Section 5.4 hereof (or any other confidentiality agreement between the parties), upon Seller's prior consent, Purchaser or its representatives may contact any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein but subject to the last sentence of this Section 5.2, consent from Seller will not be required for (i) authorized third parties conducting reasonable and customary inquiries with respect to their applicable reports, including surveys and zoning, engineering, geotechnical and environmental inspections as permitted under this Agreement or (ii) generic inquiries to governmental authorities that do not identify the Property.  Notwithstanding anything herein to the contrary, in no event shall Purchaser or Purchaser's Representatives cause an inspection of the Property by any government entity as a result of Purchaser's or Purchaser's Representative's inspections or otherwise.
5.3 Termination During Due Diligence Period.  At any time prior to the expiration of the Initial Due Diligence Period (or the Extended Due Diligence Period but only as to those matters set forth in Sections 5.1(a) and (b)), Purchaser or Purchaser's attorney shall, by giving written notice to Seller and Escrow Agent, have the right, in its sole discretion, and with or without cause, to terminate this Agreement and receive the return of the Deposit, in which case the Escrow Agent shall return the Deposit to Purchaser, without further authorization or direction, by wire transfer of immediately available funds within two (2) business days, and upon the return of the Deposit, the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement.  In any such event, Purchaser and Seller shall be equally responsible for any reasonable termination charges of Escrow Agent.
5.4 Confidentiality.  Purchaser agrees that all information furnished to, or obtained by, Purchaser and Purchaser's Representatives in respect of the Property or Seller during, prior to or after the Due Diligence Period will be confidential and will not be disclosed to any third parties without the express written consent of Seller, provided however that such information may be disclosed by Purchaser to Purchaser's Representatives (on a need to know basis), Purchaser's lenders, those representatives who are engaged to assist Purchaser's lenders in processing Purchaser's loans, or any franchisor or franchisor representatives in connection with the assignment or reissuance of the Existing Franchise Agreement.  In the event that the Closing does not occur for any reason, all information furnished to or obtained by Purchaser shall be returned to Seller, no copies will be retained by Purchaser, and Purchaser shall be required to maintain the confidentiality of such materials, data, and information following termination of this Agreement.  In such case, Purchaser will cause Purchaser's Representatives to (i) return any confidential information in their possession to Seller and confirm that no copies have been retained,  and (ii) otherwise comply with the terms of this Section 5.4.  Furthermore, upon any termination of this Agreement, Purchaser will deliver to Seller for its benefit and use, without any charge to Seller, all due diligence and reports prepared by or for the benefit of Purchaser with respect to the Property (other than Purchaser's internal financial underwriting due diligence), including without limitation, surveys, engineering and/or property condition reports, title reports, environmental reports, and zoning reports.  The provisions of this Section 5.45.4 will survive any termination of this Agreement.
5.5 Amendment of Schedules.  Seller will have the right to amend the Schedules attached hereto during the Initial Due Diligence Period in the event Seller or Purchaser should determine that the information on such schedule is incomplete or inaccurate (or needs to be updated) and this shall not be an event of default.
5.6 Access to Property Information.  For a period of time commencing on the Effective Date and continuing until the earlier of the termination of this Agreement or the first anniversary of the Closing Date, Seller shall provide, and shall direct its accountants to provide, at Purchaser's sole cost and expense, Purchaser and its representatives with reasonable access to information relating to the Property, which information is relevant and reasonably necessary, in the reasonable opinion of the outside accountants selected by Purchaser, to enable Purchaser and Purchaser's outside accountants to prepare and file financial statements, pro formas and any and all other information in compliance (at Purchaser's cost) with any or all of: (a) Regulation S-X of the SEC; and (b) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Purchaser. Seller shall reasonably cooperate with Purchaser, at Purchaser's cost, to cause any SEC audit requirements to be completed and delivered to Purchaser within a reasonable time period to ensure that all SEC filing requirements are met. Seller shall also provide and/or shall cause its accountants, as applicable, to provide to Purchaser's outside accountants an engagement letter (with cost to be borne by Purchaser), and a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property.  The provisions in this Section 5.6 shall survive the Closing
5.7 Franchise.  Seller authorizes Purchaser to contact Marriott to seek assumption or re-issuance (as required by Marriott) of the Existing Franchise Agreement (the "Franchise Approval").  Purchaser shall reasonably promptly and diligently in good faith pursue obtaining, at Purchaser's sole cost and expense, the written consent of Marriott for the Franchise Approval and the corresponding franchise and related agreements pertaining to the operation of the Hotel as a Fairfield Inn & Suites Hotel after the Closing (collectively, the "New Franchise Agreement") and providing for the release of Seller and any guarantors of Seller's future obligations to Marriott effective as of the Closing.
5.8 Cooperation of Seller.  During the Due Diligence Period, Seller will reasonably cooperate with Purchaser in connection with Purchaser's obtaining the Franchise Approval.  All costs, fees and expenses associated with Purchaser obtaining the Franchise Approval (other than Seller's expenses of cooperation) shall be the obligation of Purchaser, and Seller shall have no obligation for any such fees, costs or expenses.
5.9 Intentionally Omitted.
5.10 Intentionally Omitted.
5.11 Intentionally Omitted.
5.12 Liquor Licenses.  If applicable, Seller shall reasonably cooperate with Purchaser on and prior to Closing to allow Purchaser, at Purchaser's sole cost and expense, to obtain all alcoholic beverage licenses (collectively, the "New Liquor Permits") necessary to operate the restaurants, bars and lounges presently located within the Hotel (without delaying Closing or reducing the Purchase Price), and such matters shall in no event constitute any breach or default by Seller or any failure of a condition hereunder. In order to provide for the orderly transition of the Hotel, Seller and Purchaser shall reasonably cooperate each with the other, and Purchaser shall diligently take all required actions, to allow for continued operation under licenses held by Seller or Manager or their respective affiliates ("Licensee").  If permitted under the laws of the jurisdiction in which the Hotel is located, such parties shall promptly execute or cause to be executed and filed all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer or issuance of the related alcoholic beverages licenses, and corresponding conveyance of the alcoholic beverage inventory, to Purchaser or Purchaser's licensee such that the same shall take effect, if possible, simultaneously with Closing.  If not so permitted, then Seller shall instruct Manager and Licensee to reasonably cooperate with the appropriate alcoholic beverage authorities in order to effect such transfer or issuance at the earliest date possible in order that the alcoholic beverages licenses may be transferred or re-issued, and corresponding conveyance of the alcoholic beverage inventory as permitted by applicable law, at the earliest possible time provided the same shall be at no cost, expense or liability to Seller, Manager or Licensee.  If the alcoholic beverages licenses cannot be transferred or reissued until after the Closing, and if such procedure is permitted by applicable law,  Seller will instruct Licensee to reasonably cooperate with Purchaser in keeping open the bars and lounges and liquor facilities of the Hotel between the Closing Date and the time when the alcoholic beverages licenses transfer or reissuance actually become effective, by exercising management and supervision of such facilities under the existing alcoholic beverages licenses, which may include entering into lease agreements and management agreements in form and content reasonably acceptable to Purchaser, Seller and Licensee (the "Interim Beverage Agreement"); provided, however that (i) Purchaser shall indemnify and hold Seller, Manager and Licensee harmless from any liability, damages or claims incurred in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance naming Seller and Licensee as insured parties thereunder, and (ii) the obligation of Seller to cooperate (and cause the Licensee to cooperate) and keep open the liquor facilities of the Hotel shall terminate on the earlier of ninety (90) days after the Closing or when Purchaser obtains its alcoholic beverages licenses and is permitted to keep open the liquor facilities at the Hotel; provided that Purchaser shall diligently pursue such alcoholic beverages licenses.  Subject to the requirements set forth above, Purchaser acknowledges that the transfer or reissuance of any alcoholic beverage licenses is not a condition of Purchaser's obligations to proceed to Closing or to consummate the transactions contemplated by this Agreement.  Purchaser shall use good faith commercially reasonable efforts to obtain the New Liquor Permits at or prior to Closing.
5.13 Management.  Purchaser's operating lessee intends that Manager will continue to be the hotel manager after the Closing, and shall negotiate with Manager to enter into a New Hotel Management Agreement.  Purchaser shall be under no obligation to enter into a management agreement with Manager.
6. Seller's Disclosures, Representations and Warranties.  Seller hereby represents and warrants to Purchaser that:
6.1 Leases.  All leases with respect to the Property, including any documents modifying, amending or extending such leases, under which Seller is the lessor are listed on Schedule 1 and there are no other agreements wherein Seller is the lessor respecting the use, occupancy or operation of the Property or any of the Property's rooms or facilities other than those entered into for the occupancy of guest rooms at the Property in the ordinary course and at commercially standard rates and fees.
6.2 Collective Bargaining, Employment Agreements, etc.  Seller is a party only to those employment contracts, collective bargaining agreements, pension, bonus, profit-sharing, stock option, or other agreements or arrangements, providing for employee remuneration or benefits listed on Schedule 6 (the "Employment Agreements"). Seller is not a party to any other contract or agreement with any labor union relating to the operation of the Property.  To Seller's Knowledge, there are no pending or threatened unfair labor practices or grievance proceedings involving any Hotel employee, and to Seller's Knowledge, there is no ongoing organizing campaign at the Property on behalf of any union. To Seller's Knowledge, Manager has not engaged in any plant closing, workforce reduction or other action that has resulted or could result in liability under WARN and has not issued any notice that any such action is to occur in the future.  All personnel are currently employees of Manager or its affiliate.
6.3 Authority.  Seller is duly organized and in good standing in accordance with the laws of its state of formation, and has the legal and beneficial right and power to sell the Property and has taken all necessary action to authorize the execution, delivery and performance of the terms and conditions of this Agreement.
6.4 Valid and Binding Obligation.  This Agreement, and the documents to be executed and delivered by Seller in connection with the consummation of this Agreement, are and shall be valid and binding in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
6.5 No Violation of Law, Agreements, Etc. The execution, delivery and performance by Seller of this Agreement are not precluded or proscribed by, and will not, to Seller's Knowledge, (i) violate any provision of any existing law, statute, rule or order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, or (ii) result in a material breach of, or a material default under any agreement, mortgage, contract, undertaking or other instrument or document to which Seller is a party or by which Seller is bound or to which Seller or any portion of the Property is subject, other than required consents to assignment for any Service Contracts, Equipment Leases or Leases.
6.6 Service Contracts.  To Seller's Knowledge, all service, maintenance, rubbish removal, janitorial or other similar contracts material to the operation of the Property to which Seller is a party are listed on Schedule 3.  Seller has received no written notice that Seller is in default under any of the Contracts, and to Seller's Knowledge, none of the other parties to the Contracts is in default under the Contract to which it is a party.
6.7 Equipment/Personal Property Leases.  To Seller's Knowledge, all of the equipment and personal property leases material to the operation of the Property under which Seller is lessee are listed on Schedule 4, and Seller has received no written notice that Seller is in default thereunder.
6.8 Licenses and Permits.  To Seller's Knowledge, Seller or Manager possess all licenses and permits required by applicable law to operate the Hotel.  To Seller's Knowledge, all the licenses and permits are in full force and effect; provided, however, Seller makes no representation or warranty regarding the assignability of the licenses and permits.  To Seller's Knowledge, Seller has made available to Purchaser true and correct copies of all the Licenses and Permits.  Except as set forth in the Submission Matters, Seller has not received any written notice from any governmental authority of any material violation, non-renewal, suspension or revocation of any licenses and permits respecting the Property that has not been dismissed or cured.
6.9 Litigation.  Except as set forth on Schedule 7, there are no suits, actions, arbitrations, or legal, administrative or other proceedings pending, or, to Seller's Knowledge, threatened in writing against Seller which, to Seller's Knowledge, involve or affect the Property in a manner that would impair or otherwise adversely affect Seller's ability to perform its obligations under this Agreement or which would adversely affect the use of the Property.
6.10 Notices and Violations.  Except as set forth in the Submission Matters, Seller has received no written notice from any governmental or quasi-governmental agency relating to any violation of any applicable laws, rules, regulations, covenants or conditions in any way affecting the Property which has not been cured.
6.11 Condemnation.  Except as set forth in the Submission Matters, Seller has not received any formal written notice of any pending condemnation proceedings which might materially adversely affect any of the Property and to Seller's Knowledge, no such condemnation proceeding is threatened.
6.12 Taxes.  To Seller's Knowledge, Seller has paid all real property, intangible property, personal property, sales, excise, lodging taxes or miscellaneous property taxes due and payable with respect to the ownership and operation of the Property.  To Seller's Knowledge, Seller has timely filed all returns and similar filings respecting the foregoing taxes and other payments by the deadlines for the filings.
6.13 Accuracy of Documents Delivered by Seller.  To Seller's Knowledge, all Leases, Service Contracts, Equipment Leases, and other due diligence materials delivered to Purchaser pursuant to this Agreement are true and correct copies thereof and are in full force and effect.
6.14 Bankruptcy.  Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or, suffered the filing of an involuntary petition by Seller's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, or of the Property or any portion thereof; (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller's assets, or of the Property or any portion thereof; (v) admitted in writing Seller's inability to pay Seller's debts as they come due; or (vi) made an offer of settlement, extension or composition to Seller's creditors generally.
6.15 Insurance.  Seller has not received written notice from any insurance carrier, or its agents, of any cancellation, defaults or deficiencies with respect to its insurance policies pertaining to the Property.
6.16 OFAC.  Neither Seller nor any of its affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.  Seller is not engaged in the Transaction directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.
6.17  Seller Is Not a "Foreign Person".  Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
6.18 No Rights to Purchase; No Back-Up Offers. No tenant or other occupant, no licensor or franchisor, no manager and no other person, firm, corporation, or other entity has any right or option to acquire the Property or any portion thereof, or lease or occupy any portion thereof except as provided in the Leases or the Existing Franchise Agreement and except for occupancy by Hotel guests in the ordinary course of Seller's business.
6.19 Environmental. Except as set forth in the Submission Matters, Seller has not received any written notice from a governmental authority of (i) any violation of any Environmental Laws that has not been resolved or (ii) any pending or threatened requests for information or inquiries or any investigation, action, suits, claims or proceedings relating to the existence, generations, release, disposal, migration or storage of hazardous substances in, on or under the Property.   For purposes hereof, "Environmental Laws" means any applicable laws that regulate the manufacture, generation, formulation, processing, use, treatment, handling, presence, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any hazardous substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Hazardous Materials Transportation Act, (viii) the National Environmental Policy Act, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) the Hazardous and Solid Waste Amendments of 1984, (xi) the Safe Drinking Water Act, (xii) Resource Recovery and Conservation Act, and similar state and local laws, as amended as of the time in question.
6.20 Management and Franchise Agreements.  There are no existing management contracts or franchise agreements relating to the Property other than (i) the Management Agreement and (ii) the Existing Franchise Agreement.  Seller has not received any written notice of any breach or default under the Franchise Agreement which has not been cured.
6.21 No Off-Site Facilities. To Seller's Knowledge, there are no facilities located off the Real Property which are used for the operation of the Hotel.
6.22 Operating Statements. The operating statements of the Property provided to Purchaser have been (and any financial statements hereafter provided to Purchaser will be) prepared in accordance with standard accounting practices consistently applied and are (and will be) in all material respects  true, correct and complete and fairly represent the financial condition of the Property as of the dates stated therein.
6.23 Improvements. Any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Seller shall be terminated or completed and fully paid on or before Closing, and, except as set forth on any of the schedules attached hereto, there is no amount remaining to be paid under any such construction  contracts or development agreements, nor any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, a lien against the Property. There are no ongoing capital improvement projects at the Hotel that have commenced on or before the date hereof that will not be completed prior to Closing.
6.24 Investment in Units.
(a) No Registration. Seller acknowledges its understanding that the Units to be acquired pursuant to this Agreement are not being registered under the 1933 Act or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and Purchaser's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Seller. In furtherance thereof, Seller represents and warrants to Purchaser as follows:
(b) Investment. Seller is acquiring the Units solely for Seller's own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof.  Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a "Transfer") any of the Units, unless (i) the Transfer is pursuant to an effective registration statement under the 1933 Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) no such registration is required because of the availability of an exemption from registration under the 1933 Act, or (iii) the Transfer is otherwise permitted by the limited partnership agreement of Purchaser.  Purchaser shall place a restrictive legend on any certificate representing the Units, or if applicable, any securities of Condor Hospitality Trust, Inc. (the "REIT") issued in redemption and/or conversion, containing substantially the following language:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IF REQUESTED BY THE ISSUER, THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
The parties acknowledge that the Seller's ownership of Units will be reflected on the books of Purchaser and the issuance of a certificate representing the Units is not anticipated to occur.
(c) Accredited Investor.  Seller is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).
(d) Reliance on Exemptions.  Seller understands that the Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser is relying in part upon the truth and accuracy of Seller's representations and warranties in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Units.
(e) No Governmental Review. Seller understands that neither the Securities Exchange Commission ("SEC") nor any other federal or state governmental authority has passed on or made any recommendation or endorsement of the Units, or the fairness or suitability of the investment in the Units, nor have such governmental authorities passed upon or endorsed the merits of the offering of the Units.
(f) Information and Knowledge.  Seller, or its representative, acknowledges and agrees that Seller has received, read and understood the limited partnership agreement of Purchaser, as amended, the articles of incorporation of the REIT, as amended, the bylaws of the REIT and the REIT's most recent Form 10-K as filed with, and the REIT's Form 10-Q's, Form 8-K's and proxy statements subsequently filed with the SEC.  Seller, or its representative, has had an opportunity to obtain, and has received, any additional information and has had an opportunity to ask such questions of, and receive answers from, Purchaser, the REIT or an agent or representative of Purchaser and the REIT, to the extent deemed necessary by Seller in order to form a decision concerning an investment in Purchaser or the REIT.  As a result, Seller believes it has sufficient knowledge about the business, management and financial affairs of Purchaser and the REIT and the terms and conditions of the purchase of the Units and any securities of the REIT issued in redemption and/or conversion.
(g) Risk of Loss.  Seller is able to bear the economic risk of investment in the Units and any securities of the REIT issued in redemption and/or conversion, including the total loss of such investment.
(h) Tax Review. Seller has reviewed with Seller's own tax advisors the tax consequences of an investment in the Units.
(i) ERISA.
(i) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
(ii) "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA or Section 4975 of the Code.
(iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations, rules and guidance issued pursuant thereto.
(iv) "ERISA Affiliate" means each business or entity that is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under "common control" with Seller within the meaning of Section 4001(a)(14) of ERISA.
(v) To Seller's Knowledge, neither Seller nor any of its ERISA Affiliates has established, maintained or contributed (in connection with the Property or the employees working at the Property) to any Employee Benefit Plan (a) subject to Code Section 412, Section 302 of ERISA, or Title IV of ERISA, (b) that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (c) that is a multiple employer plan within the meaning of Code Section 413(c), (d) that is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.
(vi) Seller is not an Employee Benefit Plan and none of Seller's assets are plan assets as defined or determined under ERISA.
(vii) Neither the Seller, nor any of its respective ERISA Affiliates, has made any plan or commitment to create any Employee Benefit Plan.
Each of the foregoing covenants, representations and warranties shall be true, correct, and accurate in all material respects (for purposes hereof and Section 12(a), the covenants, representations and warranties set forth in this Section 6.24 shall not be true, correct, and accurate in all material respects, if the aggregate diminution in value to Purchaser of the acquisition of the Property caused by the incorrectness of or inaccuracies in the covenants, representations, and warranties set forth in this Section 6.24 is at least one percent (1%) of the Purchase Price) as of the Closing Date.  In the event that, prior to the Closing Date, any of the foregoing covenants, representations or warranties, or any portion thereof, are found not to be true, correct, and accurate in any material respect, Purchaser may terminate the Agreement by giving written notice to Seller and Escrow Agent, whereupon the Deposit shall be returned to Purchaser as provided herein, or Purchaser may close hereunder.  If Purchaser terminates this Agreement pursuant to the foregoing, the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement. "Seller's Knowledge" shall mean the actual knowledge of Jeffrey Blackman, without any duty on the part of such persons to conduct any independent investigation or make any inquiry of any other person or entity.  Except for Sections 6.3, 6.4, 6.5, and 6.24, as to which the survival period shall not have a contractual limit, this Section 6 shall survive the Closing for a period of one (1) year after Closing (at which time this Section 6 (except for Sections 6.3, 6.4, 6.5, and 6.24) will expire) and shall not be merged with or into delivery of the Deed or other Closing Documents.  Following the Closing, no claim for a breach of any representation or warranty of Seller under this Agreement shall be actionable or payable unless (a) the breach in question results from or is based on a condition, state of facts or other matter which was (i) not known to Purchaser at or prior to Closing, (ii) not a Non-Breach Inaccuracy (as defined in Section 14) and (iii) not included as part of the Submission Matters, and (b) no later than ninety-one (91) days following the expiration of the one (1) year period after the Closing Date (the "Limitation Date"), Purchaser delivers to Seller a written notice of the breach setting forth the basis for such breach, and Purchaser, no later than two (2) years and one (1) day following the Closing Date files a complaint or petition against Seller alleging such breach in an appropriate Federal district or state court and serves the same upon Seller.  The provisions of this Section shall survive the Closing to the extent set forth above and will be further subject to the limitations set forth in Section 16.
7. Conduct of the Business in Ordinary Course.
7.1 Seller will carry on the operation and maintenance of the Property from the Effective Date to the Closing Date in the ordinary course of Seller's business consistent with its historical practice, including but not limited to: (a) maintaining inventories at the Property at levels historically maintained; (b) performing necessary maintenance and repairs, including but not limited to maintenance and repairs necessary to keep the Hotel in the condition required by Marriott; (c) maintaining insurance coverages consistent with Seller's then-current risk management policies; and (d) advertising and marketing the Hotel and accepting Bookings.  Immediately upon receipt by Seller from Manager, Seller shall deliver a monthly Hotel operating statement to Purchaser in substantially the form maintained by Seller in the ordinary course of business.  Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be obligated to perform any capital improvements and/or repairs which may be required pursuant to the Existing Franchise Agreement, except to the extent such capital improvements and repairs are specified in detail under the Existing Franchise Agreement or any correspondence or attachment from Marriott and are required by Marriott to be commenced and/or completed prior to the Closing Date.
7.2 From the Effective Date to the Closing Date, subject to the terms of the Management Agreement, without Purchaser's prior written consent, not to be unreasonably withheld, delayed or conditioned, Seller shall not:
(a) enter into any lease, amendment of lease, option, contract or agreement respecting the Property or its operations except for (i) the renewal of contracts in the ordinary course of business or (ii) agreements which may be terminated on not less than thirty (30) days prior written notice without payment, or  (iii) contracts committing guest rooms and rooms and facilities for group meetings or social functions in the ordinary course of its business and upon commercially reasonable terms and conditions;
(b) undertake any capital improvements to the Property, other than, at Seller's sole option: (i) those required in the case of an emergency to protect life or property; (ii) those which are fully completed and paid for by Seller prior to Closing; (iii) those required by Seller's first mortgage lender(s) and/or franchisors; or (iv) those that are capital repairs or replacements (but not alterations) in good faith deemed necessary or appropriate by Seller in the ordinary course of business.  If by Closing, Seller has not completed any of the work described in (i) through (iv) that Seller has agreed to perform and has in fact begun performance after the Effective Date, or any other capital improvement to which Purchaser has consented and Seller has begun performance after the Effective Date, Purchaser shall receive a credit against the Purchase Price for the unpaid cost of the uncompleted work; or
(c) mortgage or encumber or otherwise voluntarily restrict or materially adversely affect title to the Property, except for mortgages and encumbrances which will be terminated at Closing.
7.3 Franchise Agreement.  From the Effective Date through the Closing Date, Seller shall continue to pay and perform all of its obligations under the Existing Franchise Agreement as and when due.  Within five (5) days after receipt from Marriott by Seller or Manager, Seller shall deliver to Purchaser any guest satisfaction or other reports regarding compliance of Seller or the Hotel with Franchise Agreement requirements and any notices of default.
7.4 Shadow Management.  Unless Manager will be continuing to manage the Hotel after the Closing, then solely for the purpose of assisting Purchaser in connection with Purchaser's transition to ownership and replacement of the Hotel's manager upon the Closing, Seller shall permit Purchaser, its operating lessee, or the new Hotel manager to establish and maintain a "shadow management operation" respecting the Hotel comprised of no more than six (6) individuals within the seven (7) calendar days preceding the Closing Date; provided, however, that the shadow management operation and employees (a) shall not unreasonably interfere with the normal management and operation of the Hotel, and (b) shall not be deemed to have assumed management responsibilities of the Hotel prior to the Closing by virtue of any shadow management operation.  Seller shall otherwise use its reasonable efforts to assist and cause Manager to use reasonable efforts to assist, Purchaser, its operating lessee, and its Hotel manager in a smooth transition of ownership and operation of the Hotel.
7.5 Employee Liabilities.
(a) Purchaser shall offer (or cause Purchaser's Hotel manager or operator to offer) to a sufficient number of Hotel employees, effective as of the Closing Date, employment at the Hotel in the same or similar position or job classification and at substantially equivalent wage rates or salaries as such Hotel employees held and enjoyed immediately prior to Closing, with substantially equivalent benefits and otherwise on such terms and for such period of time as required (in each case) so as to avoid triggering the notice requirements under the WARN Act.
(b) Purchaser shall assume (1) all Hotel Employee Liabilities (hereinafter defined) with respect to all of the Hotel employees who are employed by Purchaser or Purchaser's hotel manager or operator or affiliates thereof upon Closing ("Continuing Employees") accruing or first arising after the Closing Date, or triggered by a termination of employment after Closing (except to the extent that such Hotel Employee Liabilities arise under or relate to any Hotel Employee Plan (hereinafter defined)), and (2) all Hotel Employee Liabilities accrued as of Closing for which Purchaser has received a proration credit under this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Section 7.5 shall require Purchaser to (i) be responsible for, (ii) withhold or cause to be withheld any deductions from compensation payable by Purchaser or Purchaser's hotel manager to any Continuing Employee for purposes of contributing to, or (iii) make or cause to be made any payments on behalf of any Continuing Employee to, any Employee Plan sponsored or maintained by Seller, Manager, or its respective affiliates (except as otherwise required under Purchaser's hotel management agreement, if such management agreement is with Manager).  Purchaser shall hold harmless, indemnify and defend Seller Indemnitees from and against any and all Claims arising out of any and all Hotel Employee Liabilities with respect to Continuing Employees accruing or first arising after Closing, except to the extent that such Hotel Employee Liabilities arise under or relate to any Hotel Employee Plan).
"Employee Liabilities"  shall mean all obligations and liabilities, actual or contingent with respect to Hotel employees, including, without limitation, any and all obligations or liabilities for: (A) wages and salaries accrued or accruing with respect to Hotel employees, fringe benefits, and payroll taxes; (B) contributions and other payments to Employee Plans, (C) worker's compensation claims; and (D) claims or penalties under applicable laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).
"Employee Plans" means all plans and programs maintained by or on behalf of Manager (or an Affiliate of Manager), for the health, welfare or benefit of any Hotel employees and/or their spouses, dependents or other qualified beneficiaries.
8. Seller's Insurance and Cooperation.
8.1 Maintenance of Insurance.  From the Effective Date through the Closing Date, Seller will, at Seller's expense, keep the Real Property and the Property insured against loss by fire and other hazards through the Closing Date in coverage not materially less than in effect as of the Effective Date and otherwise under such terms as Seller deems advisable consistent with its past practices.
8.2 Cooperation.  Seller shall cooperate in a commercially reasonable manner in the assignment of the Licenses and Permits used by Seller in and about the operation of the Property, to the extent the same are assignable, but Purchaser shall be responsible, at its sole expense, for any fees and expenses relating to the assignment or reissuance of all the Licenses and Permits.
9. Pre-Closing Casualty Loss.  If the Property is damaged by any casualty prior to the Closing, subject to any superseding rights of Seller's first mortgage lender and/or franchisor:
9.1 Substantial Damage.  Upon the occurrence of Substantial Damage (as hereinafter defined) to the Property after the Effective Date and before the Closing Date, Seller shall promptly deliver notice thereof to Purchaser, and Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof given to Seller and Escrow Agent within fifteen (15) days after receipt of notice from Seller as to such Substantial Damage, whereupon the Deposit will be returned to Purchaser, and the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement, or (b) proceed to close the transaction contemplated herein without any delay pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing, or as soon as available, any insurance proceeds actually received by Seller and attributable to the Property damaged by such casualty (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing and other than on account of proceeds received by Seller and expended by Seller to remedy the loss resulting from the casualty), shall assign to Purchaser any right it may have to receive insurance proceeds attributable to the Property damaged by such casualty (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing), and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible.  If Purchaser has not terminated this Agreement due to the Substantial Damage, Seller shall timely file and process a claim respecting the Substantial Damage with its insurer, but shall not settle or adjust the claim without obtaining Purchaser's approval, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Agreement, "Substantial Damage" shall mean any casualty or loss resulting in a repair expense in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or any damage which results in the Marriott refusing to enter into the New Franchise Agreement.  If the Scheduled Closing Date is less than the full fifteen (15) day period for Purchaser to make its determination of whether to terminate or close, the Scheduled Closing Date shall be extended to five (5) business days after expiration of the full fifteen (15) day period.
9.2 Less than Substantial Damage.  Upon the occurrence of a less than Substantial Damage to the Property after the Effective Date and before the Closing Date, then the parties shall proceed to close this transaction without any delay and any insurance proceeds actually received by Seller and attributable to the damage or destruction of the Property (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing and other than on account of proceeds received by Seller and expended by Seller to remedy the loss resulting from the casualty), and any right Seller may have to receive insurance proceeds attributable to the damage or destruction of the Property (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing) shall be delivered or assigned to Purchaser at Closing, and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible.  Seller shall timely file and process a claim respecting the damage with its insurer, but shall not settle or adjust the claim without obtaining Purchaser's approval, which shall not be unreasonably withheld, delayed or conditioned.
10. Condemnation. If any governmental authority or other entity having condemnation authority shall take the Property or any portion thereof or institute an eminent domain proceeding by delivering written notice thereof to Seller and the same is not dismissed prior to the Closing, subject to any superseding rights of Seller's first mortgage lender and/or franchisor:
10.1 Substantial Taking.  In the event of a Substantial Taking (as hereinafter defined), Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller and Escrow Agent given within fifteen (15) days after receipt of notice from Seller as to such actual Substantial Taking, whereupon the Deposit will be returned to Purchaser and the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement; or (b) proceed to close the transaction contemplated herein without any delay pursuant to the terms hereof, in which event Seller shall assign to Purchaser any and all damages, awards or other compensation arising from or attributable to such Substantial Taking (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing).  If Purchaser elects option (b), Purchaser shall have the right to participate in any such proceedings.  For purposes of this Agreement, a "Substantial Taking" shall mean any acquisition or condemnation for any public or quasi-public purpose which (i) permanently hinders or interferes with the use and value of the Real Property and which cannot be restored to substantially the same use and value as before the taking and (ii) involves a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00). If the Scheduled Closing Date is less than the full fifteen (15) day period for Purchaser to make its determination of whether to terminate or close, the Scheduled Closing Date shall be extended to five (5) business days after expiration of the full fifteen (15) day period.
10.2 Less Than Substantial Taking.  In the event of a less than Substantial Taking, the parties shall proceed to close this transaction without any delay and any proceeds actually received by Seller and attributable to the acquisition or condemnation, and any right Seller may have to receive proceeds attributable to the acquisition or condemnation shall be delivered or assigned to Purchaser at Closing (other than on account of business or rental interruption relating to the period on or prior to Closing but including all business or rental interruption relating to the period after Closing), and there shall be no reduction in the Purchase Price.  Purchaser shall have the right to participate in any such proceedings, and Seller shall not settle any condemnation claim without obtaining Purchaser's approval, which shall not be unreasonably withheld, delayed or conditioned.
11. Purchaser's Representations. Purchaser hereby represents and warrants to Seller, which representations shall survive Closing for a period of two (2) years (other than the representations set forth in Sections 11.1, 11.2, 11.3, 11.4, 11.7 and 11.8 which shall survive indefinitely), the following:
11.1 Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation and will be qualified to conduct business in the state in which the Property is located, and has all right and power to acquire, own and operate the Property.
11.2 Purchaser has the legal capacity, right and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement and has taken all necessary action to authorize the execution, delivery and performance of the terms and conditions of this Agreement.
11.3 This Agreement, and the documents to be executed and delivered by Purchaser in connection with the consummation of this Agreement, are and shall be valid and binding in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).
11.4 The execution, delivery and performance by Purchaser of this Agreement are not precluded or proscribed by, and will not, to the best of Purchaser's knowledge, (i) violate any provision of any existing law, statute, rule or order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, or (ii) result in a material breach of, or a material default under any agreement, mortgage, contract, undertaking or other instrument or document to which Purchaser is a party or by which Purchaser is bound or to which Purchaser is subject.
11.5 There are no suits, actions, arbitrations, or legal, administrative or other proceedings pending or, to the actual knowledge of Purchaser, threatened against Purchaser which would impair or otherwise materially adversely affect Purchaser's ability to perform its obligations under this Agreement.
11.6 Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser's creditors; (iii)  suffered the appointment of a receiver to take possession of all or substantially all of Purchaser's assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of Purchaser's assets; (v) admitted in writing Purchaser's inability to pay Purchaser's debts as they come due; or (vi) made an offer of settlement, extension or composition to Purchaser's creditors generally.
11.7 Purchaser does hereby acknowledge, represent, warrant and agree to and with Seller that, except as otherwise expressly provided in this Agreement:  (i) Purchaser is expressly purchasing the Property (and any part thereof) in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" whether known or unknown with respect to all facts, circumstances, conditions and defects, both patent and latent; (ii) Seller has no obligation to inspect for, repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same; (iii) Seller has provided Purchaser sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as Purchaser deems necessary or appropriate with respect to the Property and the transaction contemplated by this Agreement; (iv) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (v) Purchaser has undertaken or will undertake all such inspections and investigations of the Property as Purchaser deems necessary or appropriate with respect to the Property and the suitability of the Property for Purchaser's intended use, and based upon same, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers, Purchaser has approved or will approve the Property in all respects, and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property; and (vi) Seller is not making and has not made any warranty or representation with respect to any materials or other data provided by Seller to Purchaser (whether prepared by or for Seller or others) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Property as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Property or for any other purpose.  Without limiting the generality of any of the foregoing, Purchaser specifically acknowledges that Seller does not represent or in any way warrant the accuracy of any marketing information or pamphlets listing or describing the Property or the information, if any, provided by Seller to Purchaser.
11.8 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, TAX LIABILITIES, ZONING, PROPERTY VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, OR THE SOIL CONDITIONS OF THE PROPERTY.  PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS BUYING THE PROPERTY "AS IS" AND IN ITS PRESENT CONDITION AND THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER WITH RESPECT TO THE LAND OR THE PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
11.9 OFAC.  Neither Purchaser nor any of its affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.  Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.
12. Conditions of Purchaser's Obligations.  Purchaser's obligation to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction (or written or deemed waiver by Purchaser) of each of the following conditions:
(a) The representations and warranties and disclosures made by Seller in Section 6 shall be true and correct in all material respects when made and at the time of the Closing, subject to changes occurring in accordance with this Agreement disclosed in the bring down certificate;
(b) Seller shall have discharged its material obligations under this Agreement;
(c) Seller shall have delivered to the Title Company for the benefit of Purchaser all documents and deliveries required to be so delivered pursuant to Section 3.2;
(d) Seller shall have terminated the Management Agreement at Seller's sole cost and expense;
(e) If applicable, to the extent Purchaser has not received the New Liquor Permits and has otherwise complied with Section 5.12, Seller or Licensee, as applicable, shall have complied with the terms of Section 5.12 hereof;
(f) Marriott shall not have (through no action or inaction caused by Purchaser), rescinded or revoked the Franchise Approval; and
(g) Title Company shall have committed to issue the Title Insurance Policy for the Property, subject to the payment by Purchaser of any fees and expenses respecting the Title Insurance Policy required to be paid by Purchaser under Section 3.5.
If any of the conditions set forth in this Section 1213 are not satisfied as of the Scheduled Closing Date (as same may be extended pursuant to Section 3.1 of this Agreement), other than as a result of Purchaser's or any of its affiliate's own actions or failure to act or a breach of Purchaser's obligations under this Agreement, then Purchaser shall have the right to (a) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and all other rights and obligations of Seller and Purchaser under this Agreement (except those set forth in this Agreement that expressly survive a termination of this Agreement) shall terminate immediately, or (b) waive such condition(s) and proceed to Closing.
13. Conditions of Seller's Obligations.  Seller's obligation to consummate the transaction contemplated hereunder is conditioned upon the satisfaction (or written or deemed waiver by Seller) of each of the following conditions at or prior to the Closing:
(a) The representations and warranties and disclosures made by Purchaser in Section 11 shall be true and correct in all material respects when made and at the time of the Closing;
(b) Purchaser shall have discharged its material obligations under this Agreement;
(c) Purchaser shall have delivered to the Title Company for the benefit of Seller all documents and deliveries required to be so delivered pursuant to Section 3.4; and
(d) At Purchaser's expense (including, without limitation, any application, transfer, termination or other fees chargeable), Purchaser shall have caused the Existing Franchise Agreement to be terminated and Seller, its affiliates and any guarantor to be released from all obligations arising or accruing under the Existing Franchise Agreement from and after Closing.  Purchaser covenants that it will take such actions as may be required to satisfy the foregoing condition.
If any of the conditions set forth in this Section 1313 are not satisfied as of the Scheduled Closing Date (as same may be extended pursuant to Section 3.1 of this Agreement), other than as a result of Seller's or any of its affiliate's own actions or failure to act or a breach of Seller's obligations under this Agreement, then Seller shall have the right to (a) terminate this Agreement, in which event the Deposit shall be delivered to Seller and all other rights and obligations of Seller and Purchaser under this Agreement (except those set forth in this Agreement that expressly survive a termination of this Agreement) shall terminate immediately, or (b) waive such condition(s) and proceed to Closing.
14. Seller's Default.  If Seller fails to perform any of its material obligations under this Agreement in any material respect, Purchaser shall provide Seller with written notice describing such default; provided, however, Seller shall not be entitled to any notice and cure relating to Seller's failure to comply with its obligations under Section 3.2 of this Agreement.  In the event Seller fails to cure such default within ten (10) days of receipt of written notice, Purchaser, at its option and as its sole and exclusive remedy, may (i) terminate this Agreement, in which case the Escrow Agent shall deliver the Deposit to Purchaser, and if such material breach is (x) a breach by Seller of any representation or warranty which results or would result in an aggregate diminution in value to Purchaser of the acquisition of the Property caused by such breach of representations and warranties set forth in Section 6 of at least one percent (1%) (other than a Non-Breach Inaccuracy or a breach which Purchaser had knowledge of (including information contained in the Submission Matters) prior to the expiration of the Due Diligence Period) or (y) a material breach by Seller of its material obligations under this Agreement, then Seller shall pay to Purchaser damages equal to the aggregate amount of out of pocket costs paid or incurred by Purchaser in negotiating and entering into this Agreement, performing its due diligence and audit, obtaining the New Franchise Agreement, and preparing for the Closing, not to exceed $100,000.00, and upon return of the Deposit to Purchaser and payment by Seller of the damages due to Purchaser (which Seller agrees to pay within ten (10) days after delivery of a demand notice from Purchaser accompanied by verification of its expenses paid or incurred), this Agreement shall terminate, and Seller and Purchaser shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement; (ii) seek to specifically enforce the terms and conditions of this Agreement (in order to maintain an action for specific performance, Purchaser shall not be required to have delivered to the Title Company the remaining balance of the cash portion of the Purchase Price as long as Purchaser is ready, willing, and able to do so, and Purchaser furnishes reasonable evidence of Purchaser's ability to timely perform all obligations of Purchaser); or (iii) proceed to Closing notwithstanding such default.  However, notwithstanding the foregoing, the limit in (i) on Purchaser's damage remedy shall not be applicable if, through willful and intentional actions of Seller (such as a deeding of the Property to another person), the specific performance remedy is not available to Purchaser.  Also, notwithstanding anything herein to the contrary, nothing in this Section 14 shall limit Seller's obligation to pay to Purchaser the Attorneys Fees to the extent required pursuant to Section 23 in order to enforce the provisions of this Section.  "Non-Breach Inaccuracy" shall mean a breach or inaccuracy of a representation or warranty contained in this Agreement of which Seller gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (such as, for example, because Seller did not have knowledge to the extent a representation requires knowledge, as such term is defined in this Agreement, of such matters as of the Effective Date).
15. Purchaser's Default.  If Purchaser fails to perform any of its material obligations under this Agreement in any material respect, Seller shall provide Purchaser with written notice describing such default; provided, however, Purchaser shall not be entitled to any notice and cure relating to Purchaser's failure to comply with its obligations under Section 3.4 of this Agreement.  In the event Purchaser fails to cure such default within ten (10) days of receipt of written notice, Seller's sole and exclusive remedy shall be the right to terminate this Agreement, in which case the Escrow Agent shall promptly deliver the Deposit to Seller, at which time this Agreement shall terminate, and Seller and Purchaser shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement.  The Seller's retention of the Deposit shall be deemed to constitute agreed upon liquidated damages, and shall constitute the sole and exclusive remedy of Seller. Notwithstanding anything herein to the contrary, nothing in this Section 1515 shall limit Purchaser's obligation to comply with the indemnity provisions of this Agreement applicable to Purchaser and to pay to Seller the Attorneys Fees to the extent required pursuant to Section 2323 in order to enforce the provisions of this Section.
16. Limitation of Remedies.  If Closing shall take place under this Agreement, no claim for a breach of any indemnity, covenant, representation or warranty of Seller will be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was (i) actually known to Purchaser prior to Closing, (ii) included in the Submission Matters, or (iii) the result of a Non-Breach Inaccuracy.  In no event shall Seller's aggregate liability to Purchaser for breach of any indemnities, covenants, representations or warranties of Seller in this Agreement or otherwise under this Agreement, or under any other documents or deliveries by Seller in connection with the transactions contemplated by this Agreement exceed the amount of three percent (3%) of the Purchase Price, except that any Seller liability under Section 34.1, which is insured, shall not count against or be subject to the limitation on liability.  In no event shall any claim by Purchaser for a breach of any indemnity, representation or warranty of Seller be actionable against Seller until the aggregate of such claims exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00).  Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought by Purchaser for the untruth or inaccuracy of any representation or warranty, or for any covenant or indemnity of Seller set forth in this Agreement or any of the closing documents to be delivered by Seller at Closing (a "Claim") shall  be forever barred unless, no later than ninety-one (91) days following one  (1) year following the Closing Date (the "Purchaser Limitation Date"), the Purchaser (a) delivers to Seller a written notice of the Claim setting forth the basis for such Claim and (b) commences legal proceedings no later than two (2) years and one (1) day following the Closing Date, in which event the Purchaser Limitation Date as to such Claim shall be extended pending the resolution of such legal proceeding.  Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any Claim which may be brought by Seller shall  be forever barred unless, no later than ninety-one (91) days following two  (2) years following the Closing Date (the "Seller Limitation Date"), the Seller (a) delivers to the Purchaser a written notice of the Claim setting forth the basis for such Claim and (b) commences legal proceedings no later than three (3) years and one (1) day following the Closing Date, in which event the Seller Limitation Date as to such Claim shall be extended pending the resolution of such legal proceeding.  Notwithstanding any other provision of this Agreement, in no event will Purchaser or Seller be liable for any consequential, incidental, special, indirect, punitive or treble damages or lost profits, whether based on statute, contract, tort or otherwise. The provisions of this Section 1616 shall survive the Closing.
17. Brokers.  Except for HFF who has been engaged by Seller and for whose fees Seller will be responsible, neither Purchaser nor Seller has engaged a broker or sales agent for the purpose of introducing Purchaser to Seller, the Property or the transaction contemplated in this matter.  Notwithstanding the foregoing, each party shall be solely responsible for the payment of all brokerage fees which may become due and payable to any broker hired by such party in connection with the transaction, and Purchaser shall be solely responsible for any broker or other agent fees arising as a result of any equity or debt raising activities conducted by Purchaser or its affiliates to consummate the transactions described in this Agreement.  Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property.  Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder's fee as a result of having dealt with Seller in connection with this transaction.  The provisions of this Section 17 shall survive Closing and any termination of this Agreement.
18. Entire Agreement.  This Agreement and the exhibits and schedules attached hereto constitute the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersede any prior or contemporaneous agreements or understandings between the parties, written or oral, which relate to the subject matter hereof but specifically excluding any confidentiality agreements entered into between the parties or their affiliates.  Amendments to this Agreement may only be made in writing and executed by Purchaser and Seller.
19. Notices.  Any notice or other communication hereunder to either party will be in writing and will be deemed to have been given when (i) personally delivered, (ii) transmitted by email, provided a confirmatory copy is provided in accordance with another method set forth in this section, (iii) sent by recognized overnight courier on the next day after mailing subject to confirmatory receipt or (iv) mailed by United States registered or certified mail on the third (3rd) business day after being so mailed, in any case delivered or addressed as follows, or to such other address as may be provided in accordance with this Section 19:
(a)           If to Seller, to:
MB Hospitality (EP), LP
5646 Milton Street, Suite 890
Dallas, TX 75206
Attn:  Jeffrey T. Blackman
Tel: 214.265.5942
Email:  jeff@bedfordlodging.com

 With copy to:
Gardere Wynne Sewell LLP
2021 McKinney Avenue, Suite 1600
Dallas, TX 75201
Attn:  Kevin L. Kelley
Tel: 214.999.4503
Email: kkelley@gardere.com

(b)           If to Purchaser, to:
Condor Hospitality Trust Inc.
4800 Montgomery Lane, Suite 220
Bethesda, Maryland 20814
Tel: 402.371.2520
Attn: Jonathan Gantt
Email: jgantt@trustcondor.com

Condor Hospitality Limited Partnership
c/o Condor Hospitality Trust, Inc.
1111 N. 102nd Ct, Suite 222
Omaha NE  68114
Attn:  Lauren Green, Esq., Corporate Counsel
Tel:  (402) 316-1022
Email: lgreen@trustcondor.com

 With a copy to:
Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067-4308
Attn:  M. Guy Maisnik, Esq.
Tel:  (310) 201-3588
Email: MGM@jmbm.com

(c)           If to the Escrow Agent, to:
HBI Title Services, Inc.
7575 Huntington Park Drive
Columbus, OH 43235
Internal Zip: HM3011
Attn: Jacqueline L Thomas
Tel: (614) 480-0073
Email: Jackie.L.Thomas@huntington.com
Attn: Matthew T Smith
Email: Matt.T.Smith@huntington.com
Tel: (614) 480-0073

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section, if delivered on a business day, and if not, then on the next business day after delivery and (ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of reasonably prior notice thereof to the other parties.

20. Governing Law/Venue.  This Agreement shall be governed by the laws of the state in which the Real Property is located, without giving effect to any principles regarding conflict of laws, and each party hereby irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in county in which the Real Property is located or a U.S. District Court having jurisdiction as to such location.
21. Additional Actions.  Following Closing, each of the parties will execute such other documents and instruments and take such other actions as may be reasonably required and requested from time to time, at the expense of the party making the request, in order more fully to consummate the transaction contemplated hereby provided that compliance with this provision does not increase the liability of the complying party beyond that contemplated in this Agreement.  The provisions of this Section 21 shall survive Closing.
22. Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  Signatures transmitted by facsimile or other electronic medium shall be deemed binding upon the parties.
23. Attorneys' Fees.  In connection with any action arising out of this Agreement, the prevailing party, whether Purchaser or Seller, shall be entitled to recover all costs incurred, including reasonable attorneys' fees and paralegal charges for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings (collectively "Attorney's Fees").  The provisions of this Section 23 shall survive the Closing and any termination of this Agreement
24. Assignment.  Purchaser shall have the right to assign this Agreement to an entity which is controlled by or affiliated with Purchaser or the controlling principals of Purchaser, in its sole discretion; provided that the original Purchaser will continue to remain primarily liable under this Agreement until Closing has occurred notwithstanding any such assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Any assignment of this Agreement by Purchaser must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller no later than five (5) days before the Scheduled Closing Date.  Notwithstanding anything herein to the contrary, in connection with any assignment hereunder, in addition to the actual knowledge such assignee may have, any and all knowledge of Purchaser and any of its affiliates and all of their respective trustees, directors, officers, employees, representatives, and agents with respect to the Property will be deemed to be imputed upon the assignee and its successors and assigns, and such assignee and its successors and assigns will, from and after the date of the assignment, be deemed to have knowledge of all the matters known to Purchaser and all of its affiliates and their respective trustees, directors, officers, employees, representatives, and agents with respect to the Property, as well as knowledge of any matters contained in the Submission Matters.
25. Intentionally Omitted.
26. No Publicity.  Each party hereto covenants and agrees that it shall not make or cause or permit to be made prior to Closing, any press release or similar public announcement of the transactions contemplated by this Agreement or any terms hereof or, after Closing, any public announcement of the transactions contemplated hereby which discloses the financial terms hereof, without the prior written consent of the other party to the disclosure and its contents, such consent not to be unreasonably withheld, conditioned or delayed.  Provided, however, that limited disclosure is not prohibited if it is (i) required by law to be disclosed to governmental agencies or the public in connection with financial, securities law, or tax reporting or disclosure requirements, administrative or legal proceedings, or required disclosures in connection with recording of transaction documents, or (ii) already known by the persons to whom such disclosure or publication is made.  Any breach of this covenant shall, at the election of the non-disclosing party, constitute a material default under this Agreement by the party making such disclosure.
27. Waiver of Jury Trial.  Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.  The provisions of this Section 27 shall survive Closing and any termination of this Agreement.
28. No Third-Party Beneficiaries.  Except as otherwise provided in Section 5.1, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, except as otherwise provided in such Section, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.  The provisions of this Section 28 shall survive Closing.
29. Time.  Time is of the essence as to all matters contained in the Agreement where time is a factor. If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then and in such event, the time of such period shall be extended to the next day which is not a  Saturday, Sunday, or legal holiday.
30. Severability.  Wherever possible, each provision of this Agreement will interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
31. Headings and Captions.  Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement.  References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.
32. Authority.  Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement.  Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.  The provisions of this Section 32 shall survive Closing and any termination of this Agreement.
33. No Waivers.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing.  Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.
34. Indemnifications
34.1 Seller Indemnification of Purchaser Indemnitees.  Subject to the limitations set forth in Section 16 and other than with respect to the physical and/or environmental condition of the Property, Seller shall indemnify and hold harmless Purchaser, its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees of each of the foregoing (collectively, with Purchaser, the "Purchaser Indemnitees") from and against any liability to third parties and actual attorney's fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from (a) any breach of any representations or warranties of Seller in this Agreement; (b) any breach by Seller of any of its covenants or obligations under this Agreement; or (c) any  Claims which are attributable to the Property and/or its operation for the period prior to the Cut-Off Time.
34.2 Purchaser Indemnification of Seller Indemnitees. Purchaser shall indemnify and hold harmless Seller, its affiliates and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (collectively, with Seller, the "Seller Indemnitees"), from and against any liability to third parties and actual attorney's fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from (a) any breach of any representations or warranties of Purchaser in this Agreement; (b) any breach by Purchaser of any of its covenants or obligations under this Agreement; or (c) any Claims which are attributable to the Property and/or its operation for the period after the Cut-Off Time.
34.3 Survival of Indemnifications.  The provisions of this Section 34 shall survive Closing, subject to the terms of Section 16.
35. Missing Schedules.  If as of the Effective Date, any of the Schedules to this Agreement have not be completed and attached to this Agreement, Seller shall deliver the missing Schedules to Purchaser within five (5) business days after the Effective Date, and upon delivery, those Schedules shall be attached to and made a part of this Agreement.
36. Related Transactions.  Purchaser and Seller acknowledge and agree that, concurrently with the execution of this Agreement, Seller or Seller's affiliates are entering into agreements to sell and Purchaser is entering into agreements to purchase, certain other hotel properties owned by Seller's affiliates and located at (i) 3201 Caseybridge Ct., Austin, TX and (ii) 12427 Tech Ridge Blvd., Austin, TX (the "Related Transaction Agreements").  Notwithstanding anything in this Agreement to the contrary, if any of the Related Transaction Agreements are terminated for any reason, except (a) following a default by Seller or Seller's affiliate entitling Purchaser to terminate any Related Transaction Agreement in accordance with the terms thereof, or (b) following a Substantial Casualty or Substantial Taking entitling Purchaser to terminate any Related Transaction Agreement in accordance with the terms thereof, then this Agreement will automatically terminate and the Deposit will be returned to Purchaser or released to Seller in the same manner as the deposit under the applicable terminated Related Transaction Agreement is required returned or released thereunder, and the parties shall have no further obligations hereunder, except for such obligations that expressly survive termination of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
"Purchaser" CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership By: Condor Hospitality REIT Trust, its General Partner
By: /s/ J. William Blackham
Name: J. William Blackham
Title: President & CEO

"Seller"

MB HOSPITALITY (EP), LP, a Texas limited partnership

By: MB Hospitality (EP) GP, LLC, a Texas limited liability company, its general partner

By: /s/ Jeffrey T. Blackman
Jeffrey T. Blackman, President

EXHIBIT "A"
LEGAL DESCRIPTION OF PROPERTY
Property described as follows:
Lot 2, Block 1, EL PASO HOSPITALITY SUBDIVISION, an addition to the City of El Paso, El Paso County, Texas, according to the plat thereof recorded under Clerk's File No. 20120049200, Real Property Records, El Paso County, Texas.

SAVE AND EXCEPT the 0.4591 of an acre tract sold to EP Marcus Investments, L.P., a Texas limited partnership, under Special Warranty Deed recorded under Clerk's File No. 20140043725, Real Property Records, El Paso County, Texas.

EXHIBIT "B"
UNITS OF CONDOR HOSPITALITY LIMITED PARTNERSHIP

Purchaser shall have the option to use Units of Condor Hospitality Limited Partnership for a non-cash portion (not more than $63,804.50) of the Purchase Price.  Such Units shall be issued at a price that is equal to the average closing price of Condor Hospitality Trust, Inc. ("Condor") common stock (symbol "CDOR") for the three (3) trading days prior to the Purchase Agreement announcement date, and the general terms and rights of ownership of such Units are described as follows:.
•
The form of the "non-cash" consideration will take the form of limited partnership interests, referred to as OP Units, in Condor Hospitality Limited Partnership, Condor's operating partnership (the "OP").

•	All of Condor's investments (its real estate assets) are acquired and owned directly or indirectly by the OP.
•	A Condor subsidiary serves as the general partner ("GP") of the OP.
•	Holders acquire their OP Units in non-public offerings, typically in exchange for hotels they contributed to the OP.
•	After holding the OP Units for one year, you have the right to require the OP to redeem your OP Units in exchange for cash or, at our option, shares of Condor Common Stock.
•
The cash redemption price for fifty-two (52) OP Units will equal the average of the closing price of one share of Condor Common Stock for the ten consecutive trading days immediately preceding receiving the notice of redemption.

•	However, assuming we receive Board approval, we anticipate that we will generally will elect to redeem the OP Units at the rate of fifty-two (52) OP Units for one share of Condor Common Stock.
•	There is no public market for OP Units and the OP Units are generally not transferable.
•
If the OP Unit holder is an entity, then a transfer to an affiliate or subsidiary is generally permissible.  If the OP Unit holder is an individual, then a transfer by gift to an immediate family member or a family trust for the individual or immediate family member is generally permissible.

•
Other transfers may be made with our consent, and though at our discretion, we would generally expect to consent if you have held the OP Units for six months and we are provided an opinion of counsel that the transfer complies with securities laws and does not require registration.

•	Condor Common Stock is publicly traded on a national securities exchange.
•
If Condor redeems OP Units with Condor Common Stock, and if SEC Rule 144 is not available for sales by you, Condor will file a shelf registration statement under the Securities Act of 1933 to allow resales of shares of any Condor Common Stock issued upon redemption of the OP Units.  Condor will keep the registration statement effective until all shares issued upon redemption of the OP Units are sold or may be sold in a transaction permitted by SEC Rule 144.

~~•~~	You will be able to sell the Condor Common Stock under SEC Rule 144 six months after issuance without restriction, provided you are not an insider (director, officer, 10%+ shareholder).

EXHIBIT "C"
DUE DILIGENCE LIST

Electronic or hard copies of all of the following to be delivered or made available to Purchaser solely to the extent any of the following is already prepared and are readily available in Seller's possession and relating to the Property:

1. Contracts
2. Equipment Leases
3. Licenses and Permits
4. Warranties
5. Existing Franchise Agreement
6. Insurance policies
7. Construction related documents that are no more than five (5) years old
8. Maintenance related documents
9. Impact reports pertaining to the effect on the Hotel of hotels planned or under construction
10. Hotel profit and loss statements for the last two (2) years (or since the opening of the Hotel, if less than two (2) years
11. Sales and transient occupancy tax returns for the last two (2) years
12. A current inventory of Furniture, Fixtures and Equipment (FF&E)
13. A current inventory of Operating Supplies and Equipment (OS&E)
14. A schedule of all Hotel employees with details of Employee Compensation, tenure, and accrued benefits and vacation time
15. Property tax bills, utility bills (if any) and similar records relating to the Property for the past two (2) years (or since the opening of the Hotel, if less than two (2) years)
16. Any environmental assessments obtained by Seller respecting the Property, including without limitation, any Phase I, Phase II and Wetland studies, and physical inspection reports, soil and geological reports, including without limitation, ADA compliance reports.
17. Any information relating to the current zoning of the Property, including any zoning letters.
18. Other due diligence materials in Seller's possession or control requested by Purchaser, which Seller shall deliver within five (5) days of the request.  For the sake of clarity, Seller is not required by this item 18 to prepare any due diligence materials which are not already in its possession or control.
19. Copies of Seller's current title policy and most recent survey.

EXHIBIT "D"
SPECIAL WARRANTY DEED

PREPARED BY:

SPECIAL WARRANTY DEED
STATE OF TEXAS    §
 § ss. KNOW ALL BY THESE PRESENTS:
COUNTY OF __________§
NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.
THAT _________________, a _________________________ ("Grantor"), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid to Grantor by _____________________, a _________________________ ("Grantee"), whose current address is _____________________________, the receipt and sufficiency whereof are hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does hereby GRANT, SELL AND CONVEY unto Grantee, all of that certain real property situated in ________ County, Texas, more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all buildings, improvements and fixtures located thereon, and all rights, ways, privileges and appurtenances pertaining thereto (collectively, the "Property"):
This conveyance is made and accepted subject to the encumbrances and other matters of record in __________ County, Texas delineated in Exhibit B attached hereto and made a part hereof by this reference.
TO HAVE AND TO HOLD, the Property, subject to the aforesaid encumbrances, unto Grantee, Grantee's successors and assigns, forever; and Grantor does hereby bind Grantor and Grantor's successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the aforesaid encumbrances, unto Grantee, Grantee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.
Current ad valorem taxes on said property having been prorated, the payment thereof is assumed by Grantee.
EXECUTED TO BE EFFECTIVE this _____  day of ______________, 2017.

GRANTOR:

__________________________, a __________________________

By:_________________________________
Name:__________________________________
Title: _________________________________

[ADD NOTARY ACKNOWLEDGMENT FORM]

EXHIBIT A to Special Warranty Deed

Description of Land
Property described as follows:

EXHIBIT B to Special Warranty Deed

Permitted Exceptions

EXHIBIT "E"
BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is dated as of _______________, 2017 (the "Effective Date") from MB HOSPITALITY (EP), LP, a Texas limited partnership ("Seller"), to __________________, a _________________ ("Purchaser").
A. Seller and Purchaser are parties to the Purchase and Sale Agreement dated as of July _____, 2017 (the "Agreement"), pursuant to which Seller has agreed to sell, assign, transfer and convey to Purchaser the Fairfield Inn & Suites El Paso Airport, located at 6611 Edgemere Blvd, El Paso, Texas 79925 (the "Hotel"), including all Personal Property and Consumables, but expressly excluding the Excluded Assets (collectively, the "Tangible Personal Property"), as provided in the Agreement.  All capitalized terms used, but not defined, in this Bill of Sale shall have the meanings set forth in the Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged:
1. Sale.  Seller sells, assigns, transfers and conveys to Purchaser all of its right, title and interest in and to all of the Personal Property and Consumables, including but not limited to the furniture, fixtures, and equipment listed on the inventory attached hereto as Schedule 1 and made a part hereof.
2. Binding Effect.  This Bill of Sale shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and assigns.
3. Entire Agreement; Amendments.  This Bill of Sale  and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the Effective Date respecting the matters set forth herein.  No amendment or modification to any terms of this Bill of Sale, shall be valid unless in writing and executed and delivered by Seller and Purchaser.
4. Counterparts.  This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.
5. Governing Law/Venue.  This Bill of Sale shall be governed by the laws of the state in which the Hotel is located, without giving effect to any principles regarding conflict of laws, and each party irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in the county in which the Hotel is located or a U.S. District Court having jurisdiction as to such location.
6. Attorneys' Fees.  In connection with any action arising out of this Bill of Sale, the prevailing party, whether Purchaser or Seller, shall be entitled to recover all costs incurred, including reasonable attorneys' fees and paralegal charges for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings.
7. Waiver of Jury Trial.  Seller and Purchaser each waive any right to jury trial in the event any party files an action relating to this Bill of Sale or to the transactions or obligations contemplated hereunder.
8. Severability.  Wherever possible, each provision of this Bill of Sale will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Bill of Sale is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Bill of Sale.
9. Headings and Captions.  Captions, numbering and headings in this Bill of Sale are for convenience of reference only and shall not be considered in the interpretation of this Bill of Sale.
10. Authority.  Each person signing this Bill of Sale represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Bill of Sale.  Each party represents and warrants to the other that the execution and delivery of the Bill of Sale and the performance of such party's obligations hereunder have been duly authorized and that the Bill of Sale is a valid and legal Bill of Sale binding on such party and enforceable in accordance with its terms.
11. AS, IS.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS BILL OF SALE OR THE AGREEMENT, THE PERSONAL PROPERTY AND CONSUMABLES ARE SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO PURCHASER ON AN "AS IS," "WHERE IS," "WITH ALL FAULTS" BASIS, WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO SUCH PERSONAL PROPERTY AND CONSUMABLES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  PURCHASER FURTHER ACKNOWLEDGES EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS BILL OF SALE OR THE AGREEMENT, PURCHASER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER WITH RESPECT TO THE PERSONAL PROPERTY AND CONSUMABLES, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS BILL OF SALE OR THE AGREEMENT.
[Signatures on next page]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Bill of Sale as of the Effective Date.
SELLER:

MB HOSPITALITY (EP), LP, a Texas limited partnership

By: MB Hospitality (EP) GP, LLC, a Texas limited liability company, its general partner

By: ____________________________
Jeffrey T. Blackman,President

Acknowledged and agreed:

PURCHASER:

______________________, a ___________________________

By:____________________________
Name:__________________________
Title:___________________________

E-2

Schedule 1

 Furniture, Fixtures, and Equipment

EXHIBIT "F"
ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLES
THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (this "Assignment") is made as of ________, 2017 (the "Effective Date"), by and between MB HOSPITALITY (EP), LP, a Texas limited partnership ("Assignor"), and ________________ ("Assignee").
RECITALS
B. Assignor and Assignee are parties to the Purchase and Sale Agreement, dated as of July ____, 2017 (the "Agreement"), pursuant to which Assignor has agreed to sell, assign, transfer and convey the Fairfield Inn & Suites El Paso Airport, located at 6611 Edgemere Blvd, El Paso, Texas 79925 (the "Hotel") to Assignee.  Initially capitalized terms used but not defined in this Assignment have the meaning assigned to them in the Agreement.
C. In connection with the sale and purchase of the Hotel, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor all of the Intangibles, Bookings made in the ordinary course of business, Warranties, and Books and Records, as provided in the Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1. Recitals Incorporated. The foregoing recitals are incorporated within and made a part of this Assignment as if fully set forth herein.
2. Assignment by Assignor. Assignor assigns, transfers and conveys to Assignee all of Assignor's right, title and interest in and to the following (collectively, the "Intangible Property"):
(a) The Intangibles, including but not limited to the following:
(i) All the Licenses and Permits pertaining to the Property, to the extent assignable,
(ii) All service contracts pertaining to the operation and/or maintenance of the Property listed on Schedule 1 attached to and made a part of this Assignment (the "Service Contracts");
(iii) All equipment leases pertaining to the operation and/or maintenance of the Property listed on Schedule 2 attached to and made a part of this Assignment (the "Equipment Leases"); and
(iv) Any other agreements included in the Intangibles listed on Schedule 4 attached to and made a part of this Assignment (the "Other Agreements");
(b) The Bookings made in the ordinary course of business of the Hotel;
(c) The Warranties described in Section 1.8 of the Agreement; and
(d) The Books and Records.
3. Acceptance and Assumption by Assignee. Assignee accepts the assignment, transfer and conveyance of the Intangible Property.  Assignee agrees to perform all of the obligations, liabilities, covenants, duties and agreements of Assignor under the Licenses and Permits, Service Contracts, Equipment Leases, the Other Agreements, and the Bookings arising after the Effective Date.
4. Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns
5. Entire Agreement; Amendments to Agreement.  This Assignment and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Assignor and Assignee on or prior to the date of this Assignment respecting the matters set forth herein. No amendment or modification of this Assignment, waiver of any covenant, obligation, breach or default under this Assignment or termination of this Assignment (other than as expressly provided in this Assignment), shall be valid unless in writing and executed and delivered by Assignor and Assignee.
6. Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.
7. Governing Law/Venue.  This Assignment shall be governed by the laws of the state in which the Hotel is located, without giving effect to any principles regarding conflict of laws, and each party irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in the county in which the Hotel is located or a U.S. District Court having jurisdiction as to such location.
8. Attorneys' Fees.  In connection with any action arising out of this Assignment, the prevailing party, whether Assignee or Assignor, shall be entitled to recover all costs incurred, including reasonable attorneys' fees and paralegal charges, for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings.
9. Waiver of Jury Trial.  Assignor and Assignee each waive any right to jury trial in the event any party files an action relating to this Assignment or to the transactions or obligations contemplated hereunder.
10. Severability.  Wherever possible, each provision of this Assignment will interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Assignment is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.
11. Headings and Captions.  Captions, numbering and headings in this Assignment are for convenience of reference only and shall not be considered in the interpretation of this Assignment.
12. Authority.  Each person signing this Assignment represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Assignment.  Each party represents and warrants to the other that the execution and delivery of the Assignment and the performance of such party's obligations hereunder have been duly authorized and that the Assignment is a valid and legal Assignment binding on such party and enforceable in accordance with its terms.
13. AS, IS.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ASSIGNMENT OR THE AGREEMENT, THE INTANGIBLE PROPERTY IS SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO ASSIGNEE ON AN "AS IS," "WHERE IS," "WITH ALL FAULTS" BASIS, WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT THERETO, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  ASSIGNEE FURTHER ACKNOWLEDGES EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ASSIGNMENT OR THE AGREEMENT, ASSIGNEE IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER WITH RESPECT TO THE INTANGIBLE PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS ASSIGNMENT OR THE AGREEMENT.
[Signatures on next page]
F-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered as of the Effective Date.
ASSIGNOR:

MB HOSPITALITY (EP), LP, a Texas limited partnership

By: MB Hospitality (EP) GP, LLC, a Texas limited liability company, its general partner

By: ____________________________
Jeffrey T. Blackman, President

ASSIGNEE:

________________________, a _____________________

By:____________________________
Name:__________________________
Title:___________________________

F-2

Schedule 1

 Service Contracts

Schedule 2

 Equipment Leases

EXHIBIT "G"
FORM OF LIMITED PARTNER ADMISSION AGREEMENT
LIMITED PARTNER ADMISSION AGREEMENT

OF

CONDOR HOSPITALITY LIMITED PARTNERSHIP

THIS LIMITED PARTNER ADMISSION AGREEMENT (this "Agreement"), dated as of _____, 201_ is entered into by and among CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (the "Partnership"), CONDOR HOSPITALITY REIT TRUST, a Maryland real estate investment trust (the "General Partner") and _________________, a _____________________ (the "New Limited Partner").
WHEREAS, the General Partner, pursuant to its authority under Section 4.02 of the Third Amended and Restated Agreement of Limited Partnership of Condor Hospitality Limited Partnership, as amended (the "Partnership Agreement"), desires to admit the New Limited Partner as a limited partner;
WHEREAS, capitalized terms used but not defined herein have the meaning assigned to them in the Partnership Agreement;
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1. The Partnership hereby admits New Limited Partner as a Limited Partner in the Partnership with all of the rights and obligations of a Limited Partner in accordance with the terms and conditions of the Partnership Agreement, and the Partnership hereby issues to New Limited Partner the number of _____ Common Units. New Limited Partner has made a Capital Contribution in exchange for such Common Units.
2. Exhibit A to the Partnership Agreement is hereby amended and restated to set forth New Limited Partner as a limited partner.
3. The New Limited Partner has contributed as of the date hereof certain interests in property as set forth in that certain Purchase and Sale Agreement dated as of ___________, 201_ between New Limited Partner and the Partnership (the "Purchase Agreement"), a portion of the purchase price of which consists of Unit Consideration (as defined in the Purchase Agreement).  The value of such contributed interests is [insert value designated per Section 2.4 of the Purchase Agreement] , and New Limited Partner's Capital Account shall have a credit of such amount.
4. The New Limited Partner hereby joins in and agrees to be bound as a Limited Partner by the Partnership Agreement, including without limitation the power of attorney granted in Section 8.02 of the Partnership Agreement.  This Agreement shall serve as the New Limited Partner's counterpart signature page to the Partnership Agreement, evidencing that New Limited Partner has joined as a party to the Partnership Agreement.
5. The New Limited Partner, the General Partner and the Partnership are executing as of the date hereof that certain Redemption Rights Agreement.
6. This Agreement may be executed in counterparts.
GENERAL PARTNER

CONDOR HOSPITALITY REIT TRUST, a Maryland real estate investment trust

By:_________________________
Name:_______________________
Title:________________________

PARTNERSHIP

CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:_________________________
Name:_______________________
Title:________________________

SELLER

______________________, a ________________

By:_________________________
Name:_______________________
Title:________________________

G-1

EXHIBIT "H"
FORM OF REDEMPTION AGREEMENT
REDEMPTION RIGHTS AGREEMENT
This REDEMPTION RIGHTS AGREEMENT (this "Agreement") is entered into as of _____________, 201_ by and among Condor Hospitality Limited Partnership, a Virginia limited partnership (the "Partnership") and __________________________________ (the "Seller").
RECITALS
WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of _________, 201_, between the Partnership and the Seller (the "Purchase Agreement"), the Seller sold to the Partnership a certain hotel and related property described in the Purchase Agreement in exchange for consideration set forth therein, including _____ units of limited partnership interest.  Such units of limited partnership interest are "Common Units" as defined in the Third Amended and Restated Agreement of Limited Partnership of Condor Hospitality Limited Partnership dated June 30, 2000, as amended (the "Partnership Agreement").
WHEREAS, the parties hereto desire to set forth certain rights of the Seller as holder of the Common Units.
NOW, THEREFORE, for and in consideration of the mutual promises and agreements contained in this Agreement, the parties hereto mutually agree as follows:
AGREEMENT
1. Terms.  Capitalized terms not otherwise defined when first used herein shall have the meanings set forth in the Partnership Agreement.
2. Redemption Right. The Seller and the Partnership acknowledge that Seller shall have the right to require the Partnership to redeem all or a portion of the Common Units held by Seller after a holding period of one year  pursuant to Section 8.05 of the Partnership Agreement.
As provided in the Partnership Agreement, the Common Units will be redeemed with either shares of common stock ("REIT Shares") of Condor Hospitality Trust, Inc. (the "Company") or cash, as elected by the Partnership or the Company. The number of REIT Shares delivered in redemption of the Common Units is based on the Conversion Factor as defined in the Partnership Agreement. The parties acknowledge that as of the date of the this Agreement, the Conversion Factor is one-fifty-second  (1/52nd) as a consequence of a reverse share split in August 2013 by the Company, and is subject to further adjustment as provided in the Partnership Agreement, and consequently the redemption rate is currently one (1) REIT Share for fifty-two (52) Common Units.  If the Common Units are redeemed for cash, the cash redemption rate for each Common Unit is an amount equal to the Conversion Factor multiplied by the average of the daily market price of the REIT Shares for the ten consecutive trading days immediately preceding the date of the Partnership's receipt of Seller's notice to redeem the Common Units.
3. Notices.  All notices, demands, requests or other communications of the parties hereto shall be effected  as provided in the Purchase Agreement.
4. Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5. Governing Law.  This Agreement shall be governed by the internal laws of the State of Nebraska, without regard to the choice of law provisions thereof.
6.  Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
PARTNERSHIP

CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:_________________________
Name:_______________________
Title:________________________

SELLER

_______________________________, a ___________________________

By:_________________________
Name:_______________________
Title:________________________

H-1

SCHEDULE 1
LEASE AGREEMENTS
None

SCHEDULE 2
INTENTIONALLY OMITTED

SCHEDULE 3
SERVICE CONTRACTS
[See Section 35]

SCHEDULE 4
EQUIPMENT/PERSONAL PROPERTY LEASES
[See Section 35]

SCHEDULE 5
OTHER EXCLUDED ASSETS
[See Section 35]

SCHEDULE 6
COLLECTIVE BARGAINING/EMPLOYMENT AGREEMENTS
None

SCHEDULE 7
LITIGATION
[See Section 35]